                                     10.93

                                 SUMITOMO LOAN
                                   AGREEMENT

                                 LOAN AGREEMENT

                           Dated as of March 20, 1997

                                    between

                         THE SPORTS CLUB COMPANY, INC.,
                        and various of its subsidiaries,

                                 as Borrowers,

                                      and

                          SUMITOMO BANK OF CALIFORNIA,

                                    as Bank

                               TABLE OF CONTENTS

                                                                                                                            Page
                                                                                                                            ----
ARTICLE 1 DEFINITIONS AND ACCOUNTING TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
   1.1  Defined Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
   1.2  Use of Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
   1.3  Accounting Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
   1.4  Exhibits and Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

ARTICLE 2 LOANS AND LETTERS OF CREDIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
   2.1  General Provisions Regarding Line A Loans and Borrowing Procedures  . . . . . . . . . . . . . . . . . . . . . . . .   13
   2.2  The Line B Loan and the Line B Term Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
   2.3  Prime Rate Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
   2.4  Eurodollar Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
   2.5  Redesignation of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
   2.6  Standby Letters of Credit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
   2.7  Reduction of the Commitment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

ARTICLE 3 PAYMENTS AND FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
   3.1  Principal and Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
   3.2  Commitment Fee and Special Commitment Costs   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
   3.3  Eurodollar Fees and Costs   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
   3.4  Letter of Credit Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
   3.5  Unused Commitment Fee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
   3.6  Late Payments/Default Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
   3.7  Computation of Interest and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
   3.8  Non-Banking Days  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
   3.9  Manner and Treatment of Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
   3.10  Funding Sources  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
   3.11  Failure to Charge Not Subsequent Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
   3.12  Survivability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

ARTICLE 4 REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
   4.1  Existence and Qualification; Power; Compliance With Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
   4.2  Authority; Compliance With Other Agreements and Instruments and Government Regulations  . . . . . . . . . . . . . .   26
   4.3  No Governmental Approvals Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
   4.4  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
   4.5  Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
   4.6  No Other Liabilities; No Material Adverse Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
   4.7  Intangible Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
   4.8  Filing of Financing Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
   4.9  Public Utility Holding Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
   4.10  Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
   4.11  Binding Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

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
   4.12  No Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
   4.13  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
   4.14  Regulations G, T, U and X; Investment Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
   4.15  Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
   4.16  Tax Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
   4.17  Projections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
   4.18  Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
   4.19  Employee Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

ARTICLE 5 AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS) . . . . . . . . . . . . . . . . . . . .   31
   5.1  Payment of Taxes and Other Potential Charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
   5.2  Preservation of Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
   5.3  Maintenance of Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
   5.4  Maintenance of Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
   5.5  Compliance With Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
   5.6  Additional Borrowers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
   5.7  Inspection Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
   5.8  Keeping of Records and Books of Account   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
   5.9  Compliance With Agreements, Duties and Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
   5.10  Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

ARTICLE 6 NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
   6.1  Disposition of Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
   6.2  Transactions with Borrowers and Non-Borrower Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
   6.3  Mergers, Investments, Acquisitions and New Club Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
   6.4  Profitability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
   6.5  Redemption, Dividends and Distributions; Payments to Partners   . . . . . . . . . . . . . . . . . . . . . . . . . .   35
   6.6  ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
   6.7  Change in Nature of Business/Management   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
   6.8  Transactions with AT&T Commercial   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
   6.9  Indebtedness, Guaranties and Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
   6.10  Transactions with Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
   6.11  Change in Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
   6.12  Capital Expenditures   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
   6.13  Tangible Net Worth   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
   6.14  Ratio of Total Unsubordinated Liabilities to Tangible Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . .   38
   6.15  Debt Service Coverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
   6.16  Attrition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
   6.17  Loans to Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
   6.18  Deposit Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

ARTICLE 7 INFORMATION AND REPORTING REQUIREMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
   7.1  Financial and Business Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
   7.2  Compliance Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
   7.3  Revisions or Updates to Schedules   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

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
ARTICLE 8 CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
   8.1  Initial Loans, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
   8.2  Initial Term Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
   8.3  Any Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
   8.4  Line B Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46

ARTICLE 9 EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
   9.1  Events of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
   9.2  Remedies Upon Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49

ARTICLE 10 MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
   10.1  Pledge of Partnership Interests of L.A./Irvine Sports Clubs, Ltd.  . . . . . . . . . . . . . . . . . . . . . . . .   51
   10.2  Cumulative Remedies; No Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
   10.3  Amendments; Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
   10.4  Costs, Expenses and Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
   10.5  Survival of Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
   10.6  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
   10.7  Execution of Loan Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
   10.8  Binding Effect; Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
   10.9  Assignment of Deposits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
   10.10  Participation of Loan   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
   10.11  Indemnity by Borrowers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
   10.12  Nonliability of Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
   10.13  No Third Parties Benefited  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
   10.14  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
   10.15  Integration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
   10.16  Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
   10.17  Severability of Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
   10.18  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
   10.19  Time of the Essence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
   10.20  Securities Representation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
   10.21  Joint Borrower Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
   10.22  Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60

Exhibits

A-1         Line A Note
A-2         Line B Note
A-3         Line B Term Note
B           Opinion of Counsel
C           Pledge Agreement
D           Request for Standby Letter of Credit
E           Request for Loan
F           Request for Redesignation of Loans
G           Pledge Agreement (Partnership)

Schedules

4.2         Necessary Consents
4.4         Subsidiaries
4.6         Material Contingent Liabilities
4.8 Governmental Agencies With Which Financing Statements Need be Filed and/or Recorded
4.10        Litigation
4.13        Plans Subject to ERISA
4.17        Projections
5.2         Preservation of Existence
5.6         Additional Borrowers
6.9         Indebtedness, Guaranties and Liens
6.10        Transactions with Affiliates
6.17        Loans to Officers

                                 LOAN AGREEMENT

                           Dated as of March 20, 1997


           This LOAN AGREEMENT is entered into by and among The Sports Club Company, Inc., The Spectrum Club Company, Inc., Pontius Realty, Inc., Sports Club, Inc. of California, Irvine Sports Club, Inc., HealthFitness Organization of America, Inc., L.A./Irvine Sports Clubs, Ltd., Talla New York, Inc. and SCC Sports Club, Inc., collectively, as Borrowers, and Sumitomo Bank of California, as Bank.

           In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   ARTICLE 1
                        DEFINITIONS AND ACCOUNTING TERMS

           1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth respectively after each:

           "Acquisition" means any transaction, or any series of related transactions, by which any Borrower and/or any of its Subsidiaries directly or indirectly acquires control of any going business or all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, corporation or division thereof, whether through purchase of assets, merger or otherwise, (control meaning possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such entities); provided that, in any event, Acquisition shall include the control of at least a majority in ordinary voting power of the securities of a corporation which have ordinary voting power for the election of directors or other governing body of a corporation (other than securities having such power only by reason of the happening of a contingency), or control of a 50% or more ownership interest in any partnership, limited liability company or joint venture.

           "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person that owns, directly or indirectly, 50% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation (other than securities having such power only by reason of the happening of a contingency), or 50% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person), will be deemed to control such corporation or other Person.

           "Agreement" means this Loan Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

           "AT&T Commercial" means AT&T Commercial Finance Corporation, a Delaware corporation.

           "Attrition" means, for any given period, the reduction in number of gross members exclusive of any new members.

           "Bank" means Sumitomo Bank of California, a California state bank.

           "Bank's Office" means the office designated as its address for purposes of notice under this Agreement.

           "Banking Day" means any Monday, Tuesday, Wednesday, Thursday or Friday on which Bank is open for business at its respective address for notice designated as provided herein.

           "Borrower or Borrowers" means, individually or collectively, Parent, The Spectrum Club Company, Inc., Pontius Realty, Inc., Sports Club, Inc. of California, Irvine Sports Club, Inc., HealthFitness Organization of America, Inc., L.A./Irvine Sports Clubs, Ltd., Talla New York, Inc. and SCC Sports Club, Inc.

           "Capital Expenditure" means any expenditure (including any capitalized lease expenditure) that is considered a capital expenditure under generally accepted accounting principles, consistently applied, including, without limitation, any amount that is required to be treated as a capitalized asset pursuant to Financial Accounting Standards Board Statement No. 13.

           "Cash" means, when used in connection with any Person, all monetary and non-monetary items belonging to such Person that are treated as cash in accordance with generally accepted accounting principles, consistently applied.

           "Cash Equivalents" means, when used in connection with any Person, such Person's Investments in:

                   (a) Government Securities due within one year after the date of the making of the Investment;

                   (b) certificates of deposit issued by, bank deposits in, bankers' acceptances of, and repurchase agreements covering Government Securities executed by, any bank doing business in and incorporated under the Laws of the United States of America or any state thereof and having on the date of such Investment combined capital, surplus and undivided profits of at least $100,000,000, in each case due within one year after the date of the making of the Investment; and/or

                   (c) readily marketable commercial paper of corporations doing business in and incorporated under the Laws of the United States of America or any state thereof given on the date of such Investment the highest credit rating by NCO/Moody's Commercial Paper Division of Moody's Investors Service, Inc. or Standard & Poor's Corporation, in each case due within six months after the date of the making of the Investment.

           "Certificate of a Responsible Official" means a certificate signed by a Responsible Official of the Person providing the certificate.

           "Closing Date" means the Banking Day on which the consummation of all of the transactions contemplated in Section 8.1 occurs.

           "Club" means a health and fitness facility operated by any Borrower.

           "Collateral" means, collectively, all Property on or in which Bank has a Lien pursuant to this Agreement or any other Loan Document.

           "Commitment" means, collectively, the Line A Commitment, the Line B Term Commitment and the Line B Non-Revolving Commitment as may be reduced under this Agreement.

           "Davis Payments" means payments made by MKDG/Rhodes SC Partnership in connection with the minimum cash flow generated by Irvine Sports Club, Inc. pursuant to (i) that certain Agreement for Purchase and Sale dated as of November 19, 1993 between MKDG/Rhodes SC Partnership and Rex Licklider and (ii) that certain Assignment of Contract Rights made by Rex Licklider to Parent dated as of October 11, 1994.

           "Default" means any Event of Default and/or any event that, with the giving of notice or passage of time or both, would be an Event of Default.

           "Default Rate" means the rate of interest per annum otherwise provided under this Agreement plus two percent (2%).

           "Designated Deposit Account" means deposit account no. 01800220570 to be maintained by Borrowers with Bank at Bank's Office, or such other deposit account as from time to time designated by Borrower by written notification to Bank.

           "Designated Eurodollar Market" means, with respect to any Eurodollar Loan, the London Eurodollar Market, or such other Eurodollar Market as may from time to time be designated by Bank.

           "dollars" or "$" means United States dollars.

           "EBITDA" means, for any fiscal period, (a) the consolidated net income before extraordinary items of Borrowers and their Subsidiaries for that period, determined in accordance with generally accepted accounting principles, consistently applied, plus (b) consolidated interest expense for that period, plus (c) income tax expense for that fiscal period, plus (d) depreciation expense for that fiscal period plus (e) amortization expense for that fiscal period.

           "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

           "Eurodollar Banking Day" means any Banking Day on which dealings in dollar deposits are conducted by and between banks in the Designated Eurodollar Market.

           "Eurodollar Lending Office" means Bank's office or branch in the United States so designated by written notice to Borrowers as its Eurodollar Lending Office. If no Eurodollar Lending Office separately is designated by Bank, its Eurodollar Lending Office shall be Bank's Office.

           "Eurodollar Loan" means a Loan made hereunder and designated or redesignated as a Eurodollar Loan in accordance with Article 2.

           "Eurodollar Market" means a regular established market located outside the United States of America by and among banks for Eurodollar Obligations.

           "Eurodollar Obligations" means eurocurrency liabilities, as defined in Regulation D.

           "Eurodollar Period" means, as to each Eurodollar Loan, the period commencing on the date specified by Borrowers pursuant to Sections 2.1(b) or 2.4(c) and ending 30, 60 or 90 days thereafter, as specified by Borrower in the applicable Request for Loan or Request for Redesignation of Loans, provided that:

                   (a) The first day of any Eurodollar Period shall be a Eurodollar Banking Day;

                   (b) Any Eurodollar Period that would otherwise end on a day that is not a Eurodollar Banking Day shall be extended to the next succeeding Eurodollar Banking Day unless such Eurodollar Banking Day falls in another calendar month, in which case such Eurodollar Period shall end on the next preceding Eurodollar Banking Day; and

                   (c) No Eurodollar Period shall extend beyond the Maturity Date.

           "Eurodollar Rate" means, with respect to any Eurodollar Loan, (a) the LIBOR Rate offered for deposits as of about 10:00 a.m., Los Angeles time, two (2) Eurodollar Banking Days before the first day of the applicable Eurodollar Period in an aggregate amount approximately equal to the amount of such Eurodollar Loan and for a period of time comparable to the number of days in the applicable Eurodollar Period divided by (b) 1.00 minus the Reserve Percentage. The determination of the Eurodollar Rate by Bank shall be conclusive in the absence of manifest error.

           "Eurodollar Rate Spread" means the additional component of interest, expressed as a percentage per annum, to be added to the Eurodollar Rate in determining the applicable rate of interest for Eurodollar Loans, determined as follows:

                   (a) with respect to any Line A Loan, two and one-half percent (2.5%);

                   (b) with respect to any Line B Loan, during the Line B Availability Period, two and three-quarter percent (2.75%); or

                   (c)     with respect to any Line B Term Loan, three percent
           (3%).

           "Event of Default" shall have the meaning provided in Section 9.1.

           "Government Securities" means readily marketable direct obligations of the United States of America or obligations fully guarantied by the United States of America.

           "Governmental Agency" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court, administrative tribunal or public utility, or (d) any arbitration tribunal or other non-governmental authority to whose jurisdiction a Person has consented.

           "Investment" means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities or by means of loan, advance, capital contribution, guaranty or other debt or equity participation or interest in any other Person, or otherwise, and includes, without limitation, any partnership and joint venture interests of such Person.

           "Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

           "LIBOR Rate" means the interest (rounded upward to the nearest 1/16th of one percent) as determined by the British Bankers Association and disseminated daily as an average of the rate at which certain major banks would offer U.S. dollar deposits for the applicable Eurodollar Period to other major banks in the London inter-bank market.

           "Lien" means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and/or the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction.

           "Line A Loan" means any advance made by Bank under the Line A Commitment.

           "Line A Availability" means, as of each date of determination, the difference between (a) the Line A Commitment and (b) the sum of the aggregate outstanding principal indebtedness evidenced by the Line A Note plus the Line A Letter of Credit Usage.

           "Line A Commitment" means the commitment by Bank to make revolving loans to Borrower in an aggregate principal amount (plus any outstanding Standby Letters of Credit), not to exceed $3,000,000, as may be reduced pursuant to Section 2.7.

           "Line A Letter of Credit Usage" means, at any date of determination, the sum of (i) the maximum aggregate amount that is or at any time thereafter may become available for drawing or payment under issued and outstanding Standby Letters of Credit issued pursuant to the Line A Commitment, plus (ii) the aggregate amount of all drawings honored or payments made by Bank under such Standby Letters of Credit and not yet reimbursed by Borrowers.

           "Line A Maturity Date" means, subject to the renewal or extension provisions of Section 2.1(a), March 31, 1999.

           "Line B Availability" means the Line B Commitment minus the aggregate amount of all Line B Loans made by the Bank.

           "Line B Availability Period" means the period between the Closing Date and the Line B Conversion Date.

           "Line B Commitment" means the commitment by Bank to make non-revolving Loans, convertible to the Line B Term Loan on the Line B Conversion Date, in an aggregate principal amount not to exceed $2,000,000.

           "Line B Conversion Date" means March 31, 1998.

           "Line B Loan" means any advances made by Bank to Borrower pursuant to Section 2.2 on or before the Line B Conversion Date.

           "Line B Maturity Date" means the last day of the thirty-sixth (36th) month after the Line B Conversion Date, subject to the acceleration provisions of Section 2.1(a).

           "Line B Term Loan" means the Loan made by Bank on the Line B Conversion Date by converting outstanding Loans under the Line B Commitment into a term loan as provided in Section 2.5(c).

           "Loan" or "Loans" means the advances to be made by Bank to Borrowers pursuant to this Agreement. Each individual Loan shall consist of advances made by Bank pursuant to Article 2, including advances made as new advances, and also including advances made by converting or redesignating existing advances in accordance with the provisions of Article 2.

           "Loan Documents" means, collectively, this Agreement, the Notes, the Pledge Agreement, the Pledge Agreement (Partnership), the Standby Letters of Credit, any assignments, any financing statements and any other certificates, documents or agreements of any type of nature heretofore or hereafter executed or delivered by Borrowers and/or any one or more of their Subsidiaries or Affiliates to Bank in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated or extended.

           "Maturity Date" means the Line A Maturity Date or the Line B Maturity Date, as applicable.

           "Maximum Loan Amount" means, as of any date of determination thereof, the Line A Commitment minus Outstanding Standby Letters of Credit.

           "Maximum Standby Letter of Credit Amount" means $1,000,000.

           "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

           "Non-Borrower Affiliate" means any Affiliate of a Borrower, now existing or hereafter acquired, that is not a Borrower hereunder.

           "Note" means any of the promissory notes executed by Borrowers in favor of Bank, evidencing the Loans made by Bank under the Commitment, substantially in the form of Exhibit(s) A-1, A-2 and A-3 hereto, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or refinanced. When the term "Note" is modified by the terms "Line A", "Line B" or "Line B Term", it refers to the Note executed to evidence Loans under the Commitment so designated.

           "Obligations" means all present and/or future obligations of every kind or nature of Borrowers or any Party at any time and/or from time to time owed to Bank, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any bankruptcy or insolvency proceeding by or against any Borrower or any Party.

           "Opinion of Counsel" means the favorable written legal opinion of Kinsella, Boesch, Fujikawa and Towle, as counsel to Borrowers and their Subsidiaries, substantially in the form of Exhibit B, together with copies of all factual certificates and legal opinions upon which such counsel has relied.

           "Outstanding Standby Letters of Credit" means, as of any date of determination thereof, the aggregate face amount of all Standby Letters of Credit outstanding on such date minus the aggregate amount, if any, paid in Cash by Bank under such Standby Letters of Credit that has been reimbursed by Borrowers.

           "Parent" means The Sports Club Company, Inc., a Delaware corporation.

           "Party" means any Person (including Borrowers and/or any Subsidiaries or Affiliates of Borrowers), which now or hereafter is a party to any of the Loan Documents.

           "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

           "Person" means any entity, whether an individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Agency, or otherwise.

           "Plan" means any employee benefit plan subject to ERISA and maintained by Borrowers and/or any Subsidiary thereof or to which Borrowers and/or any Subsidiary thereof are required to contribute on behalf of their employees.

           "Pledge Agreement" means that pledge agreement to be executed and delivered by The Sports Club Company, Inc. and Sports Club, Inc. of California, to Bank, in the form of Exhibit C, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

           "Pledge Agreement (Partnership)" means the pledge agreement to be executed and delivered by one or more Borrowers, as applicable, to Bank, substantially in the form of Exhibit G, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

           "Prime Rate" means the floating commercial loan rate of Bank, announced from time to time as its "prime rate", which interest rate may not necessarily be the lowest interest rate at which Bank is willing to extend credit facilities.

           "Prime Rate Loan" means a Loan made under the Line A Commitment or Line B Commitment and designated or redesignated as a Prime Rate Loan in accordance with Article 2, or converted to a Prime Rate Loan in accordance with Section 3.3(a).

           "Prime Rate Spread" means the additional component of interest, expressed as a percentage per annum, to be added to the Prime Rate in determining the applicable rate of interest for Prime Rate Loans, determined as follows:

                   (a) with respect to any Line A Loan, one-half of one percent (.5%);

                   (b) with respect to any Line B Loan, during the Line B Availability Period, three-quarters of one percent (.75%);

                   (c)     with respect to any Line B Term Loan, one percent
           (1.0%).

           "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

           "Qualified Stock Repurchase" means the common stock repurchase program instituted in February, 1997; provided that the aggregate amount expended in repurchasing common stock of the Parent shall not exceed $3,000,000.

           "Regulations G,T,U and X " means Regulation G,T,U, and X as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

           "Request for Standby Letter of Credit" means a written request for the issuance of a Letter of Credit substantially in the form of Exhibit D, signed by a Responsible Official of a Borrower and properly completed to provide all information required to be included therein.

           "Request for Loan" means a written request for a Loan substantially in the form of Exhibit E, signed by a Responsible Official of a Borrower and properly completed to provide all information required to be included therein.

           "Request for Redesignation of Loans" means a written request for redesignation of Loans substantially in the form of Exhibit F, signed by a Responsible Official of a Borrower and properly completed to provide all information required to be included therein.

           "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for eurocurrency liabilities, as defined in Regulation D, rounded upward to the nearest 1/100th of one percent. The percentage will be expressed as a decimal, and will include, without limitation, marginal, emergency, supplemental, special, and other reserve percentages.

           "Responsible Official" means:

                   (a) When used with reference to any Person, other than an individual, any corporate officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof; and

                   (b) When used with reference to a Person who is an individual, such Person.

   Except as otherwise specifically provided herein, any requirement that any document or certificate be signed or executed by any Person requires that such document or certificate be signed or executed by a Responsible Official of such Person, and that the Responsible Official signing or executing such document or certificate on behalf of such Person shall be authorized to do so by all necessary corporate, partnership and/or other action.

           "Right of Others" means, as to any Property in which a Person has an interest, any legal or equitable claim, right, title or other interest (other than a Lien) in or with respect to that Property held by any other Person, and any option or right held by any other Person to acquire any such claim, right, title or other interest, including any option or right to acquire a Lien.

           "Special Eurodollar Circumstance" means the application or adoption of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by Bank or its Eurodollar Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority, or the existence or occurrence of circumstances affecting the Designated Eurodollar Market generally, in each case, that are beyond the reasonable control of Bank.

           "Special Deposit Account Agreement" means the deposit account agreement to be executed and delivered by L.A./Irvine Sports Clubs, Ltd., by and between L.A./Irvine Sports Clubs, Ltd., AT&T Commercial and Bank in the form acceptable to Bank, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

           "Standby Letter of Credit" means any standby letter of credit issued by Bank pursuant to Section 2.7, in the standard form for standby letters of credit of Bank, either as originally issued or as the same may from time to time be supplemented, modified, amended, renewed or extended.

           "Subordination Agreement" means the subordination agreement between Bank and AT&T Commercial, dated as of even date herewith.

           "Subsidiary" means, as of any date of determination thereof and with respect to any Person, any corporation, limited liability company, partnership or joint venture, whether now existing or hereafter organized or acquired: (a) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, joint venture or limited liability company, of which such Person or a Subsidiary of such Person is a general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries.

           "Tangible Net Worth" means, as of any date of determination thereof, the consolidated net worth of Borrowers, excluding goodwill, patents, trademarks, trade names, organization expenses, capitalized acquisition expenses, deferred tax assets and money due from any Affiliate, officers, directors or shareholders of Borrowers or their Subsidiaries, determined in accordance with generally accepted accounting principles, consistently applied.

           "The Sports Club/Irvine" means the athletic club owned by Irvine Sports Club, Inc.. located at 198 Main Street, Irvine, California.

           "The Sports Club/LA" means the athletic club owned by L.A./Irvine Sports Clubs, Ltd. located at 1835 Sepulveda Boulevard, West Los Angeles, California.

           "to the best knowledge of" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) should have been known by the Person (or, in the case of a Person other than a natural Person, should have been known by a Responsible Official of that Person).

           "Total Unsubordinated Liabilities" means, as of any date of determination thereof, the sum of (a) all liabilities that should be reflected as a liability in a consolidated balance sheet of Borrowers and its Subsidiaries on such date prepared in accordance with generally accepted accounting principles, consistently applied, minus (b) Subordinated Debt, plus (c) the aggregate face amount of all outstanding Standby Letters of Credit and other standby letters of credit issued at the request of Borrowers; provided, however, that any amount described in clause (c) shall be added only to the extent that the Standby Letter of Credit or other standby letter of credit covers liabilities that would not be reflected in a consolidated balance sheet of Borrowers and its Subsidiaries on such date.

           "Total Outstanding" means, as of any date of determination thereof, the sum of (a) all outstanding Line A Loans evidenced by the Line A Note on that date and (b) Outstanding Standby Letters of Credit.

           "type", when used with respect to any Loan, means the designation of whether such Loan is a Prime Rate Loan or a Eurodollar Loan.

           1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

           1.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, generally accepted accounting principles applied on a consistent basis, as in effect on the date hereof, except as otherwise specifically prescribed herein.

           1.4 Exhibits and Schedules. All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference.

                                   ARTICLE 2
                          LOANS AND LETTERS OF CREDIT

           2.1  General Provisions Regarding Line A Loans and Borrowing
Procedures.

                   (a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the Banking Day immediately preceding the Line A Maturity Date, Bank shall make Line A Loans to Borrowers in such amounts as Borrowers may request that do not exceed in the aggregate at any one time outstanding the amount of the then applicable Line A Commitment; provided that, Bank shall not be obligated to make a Line A Loan if, after giving effect to all Line A Loans to be made by Bank, Total Outstanding would exceed the Line A Commitment. The Line A Commitment shall be for an initial term from the Closing Date to the Line A Maturity Date and shall terminate unless (i) Borrowers deliver to Bank at least 120 days' written request for extension or renewal, (ii) no Event of Default or any event which with the giving of notice or passing of time or both would constitute an Event of Default exists, (iii) Borrowers shall provide to Bank such information and documentation as Bank in its sole discretion requests, and (iv) Bank, in its sole discretion, consents to an extension or renewal for successive one year periods or longer. In the event Bank does not agree to continue to make advances and extend or renew the Line A Commitment for an additional period,
   (i) Bank shall notify Borrowers of its decision with respect to any request for extension or renewal, as the case may be, within sixty (60) days of receipt by Bank of such request (failure to provide such notice shall be deemed a denial of such request) and (ii) all Obligations of Borrowers shall be due and payable on the Line A Maturity Date, provided, however, that so long as no Event of Default or any event which with the giving of notice or passing of time or both would constitute an Event of Default exists, the Obligations of Borrowers under the Line B Note or the Line B Term Note, as the case may be, shall be payable on the Line B Maturity Date. Borrowers shall have the right to terminate the Line A Commitment on the Line A Maturity Date or on the anniversary thereof by giving the Bank at least sixty (60) days' prior written notice of such termination, and upon any such termination at Borrowers' election or request, all Obligations of Borrowers hereunder shall be due and payable on the Line A Maturity Date. Subject to the limitations set forth herein and in Section 3.1(e), Borrowers may borrow, repay and reborrow under the Line A Commitment without premium or penalty.

                   (b) Except as otherwise provided in Section 2.6(d), each Line A Loan shall be made pursuant to a written Request for Loan. Not later than 11:00 a.m., Los Angeles time, on the Banking Day that a proposed Loan is to be made (unless greater notice is required by Section 2.4), Bank shall have received, at Bank's Office, a properly completed Request for Loan specifying the requested (1) date of such Loan, (2) type of Loan, (3) amount of such Loan, and (4) in the case of a Eurodollar Loan, specifying the Eurodollar Period. Bank may, in its sole and absolute discretion, permit any Request for Loan to be made by telephone or telecopier by a Responsible Official of a Borrower, in which case such Borrower shall confirm same by mailing or faxing a written Request for Loan to Bank within 48 hours following the Loan. If Borrowers fail to make a written

   Request for Loan, Borrowers hereby waive the right to dispute the amount, interest rate or term of any such Loan made upon such telephone request.

                   (c) Upon fulfillment of the applicable conditions set forth in Article 8, all Line A Loans shall be credited in immediately available funds to Borrower's Designated Deposit Account, or to such other deposit account of Borrower with Bank as Borrower may specify in writing to Bank.

                   (d) The aggregate amount of each Eurodollar Loan shall be in an integral multiple of $250,000, and the aggregate amount of each Prime Rate Loan shall be in an integral multiple of $100,000 or the balance of the Line A Availability.

                   (e) Except as otherwise provided in Sections 2.6(e), the amount of each Line A Loan may not be more than the Line A Availability.

                   (f) The Line A Loans made by Bank shall be evidenced by the Line A Note.

                   (g) A Request for Loan shall be irrevocable upon receipt by Bank.

           2.2  The Line B Loan and the Line B Term Loan.

                    (a) During the Line B Availability Period, and subject to the applicable conditions set forth in Article 8 hereof, Bank will, on a non-revolving basis, make Advances to Borrowers, which may not at any time exceed the Line B Commitment. This is a Non-Revolving Line of Credit with a term repayment option. Any amount borrowed, even if repaid before the end of the Line B Availability Period, permanently reduces the Line B Availability and such amounts may not be reborrowed, provided that the renewal of a Line B Loan or a Line B Term Loan shall not be considered to be a borrowing for this purpose.

                   (b) Each Line B Loan shall be used solely to fund new Club developments or acquisitions. Each Line B Loan shall be in an integral multiple of $250,000, or for the remaining Line B Availability, if less.

                   (c)     Subject to the applicable conditions set forth in
   Article 8 hereof, Bank hereby agrees, on the Line B Conversion Date, to convert the outstanding Line B Loans hereunder into a Line B Term Loan, as more particularly provided hereafter. On the Line B Conversion Date, Borrowers shall execute and deliver to Bank a Line B Term Note payable to Bank or its order in a principal amount equal to the outstanding principal amount of Line B Loans under the Line B Note, which Line B Term Note shall be delivered in exchange for the cancellation and surrender to Borrowers of such Line B Note, provided that Bank shall not be required to accept the Line B Term Note or to cancel and surrender the Line B Note except upon satisfaction of the applicable conditions set forth in Article 8.

                   (d) Each Line B Loan and each renewal of a Line B Loan or a Line B Term Loan shall be made pursuant to a written Request for Loan. Not later than

   11:00 a.m., Los Angeles time, on the Banking Day that a proposed Loan is to be made (unless greater notice is required by Section 2.4), Bank shall have received, at Bank's Office, a properly completed Request for Loan specifying the requested (1) date of such Loan, (2) type of Loan, (3) amount of such Loan, and (4) in the case of a Eurodollar Loan, specifying the Eurodollar Period. Bank may, in its sole and absolute discretion, permit any Request for Loan to be made by telephone or telecopier by a Responsible Official of a Borrower, in which case such Borrower shall confirm same by mailing or faxing a written Request for Loan to Bank within 48 hours following the Loan. If Borrowers fail to make a written Request for Loan, Borrowers hereby waive the right to dispute the amount, interest rate or term of any such Loan made upon such telephone request.

                   (e) Upon fulfillment of the applicable conditions set forth in Article 8, all Line B Loans shall be credited in immediately available funds to Borrower's Designated Deposit Account, or to such other deposit account of Borrower with Bank as Borrower may specify in writing to Bank.

                   (f) The aggregate amount of each Eurodollar Loan shall be in an integral multiple of $250,000, and the aggregate amount of each Prime Rate Loan shall be in an integral multiple of $100,000.

                   (g) The Line B Loans made by Bank shall be evidenced by the Line B Note.

                   (h) A Request for Loan shall be irrevocable upon receipt by Bank.

           2.3 Prime Rate Loans. All Loans shall constitute Prime Rate Loans unless properly designated or redesignated as Eurodollar Loans pursuant to Sections 2.4 or 2.5.

           2.4  Eurodollar Loans.

                   (a) Subject to the terms and conditions set forth in this Agreement, Borrowers may, from time to time, designate the Line B Term Loan or all or any portion of Line A Loans or Line B Loans to be Eurodollar Loans.

                   (b) Each request by Borrower for a Eurodollar Loan shall be made pursuant to a Request for Loan received by Bank, at Bank's Office, not later than 12:00 noon, Los Angeles time, at least three (3) Eurodollar Banking Days before the first day of the applicable Eurodollar Period.

                   (c) At or about 10:00 a.m., Los Angeles time, two (2) Eurodollar Banking Days before the first day of the applicable Eurodollar Period, Bank shall determine the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrowers by telephone or telecopier.

                   (d) Upon fulfillment of the applicable conditions set forth in Article 8, a Eurodollar Loan shall become effective on the first day of the applicable Eurodollar Period.

                   (e) Unless Bank otherwise consents, no more than six (6) Eurodollar Loans, in the aggregate, shall be outstanding at any one time.

                   (f) Nothing contained herein shall require Bank to fund any Eurodollar Loan in the Designated Eurodollar Market.

           2.5  Redesignation of Loans.

                   (a) Subject to Section 8.3, if any Eurodollar Loan is not repaid or, in the case of a Line B Loan or a Line B Term Loan, renewed on the last day of the applicable Eurodollar Period, such Eurodollar Loan automatically shall be redesignated as a Prime Rate Loan on such date.

                   (b) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date until the thirty-second day preceding the Line A Maturity Date, Borrowers may request that all or a portion of outstanding Prime Rate Loans be redesignated as a Eurodollar Loan or that a maturing Eurodollar Loan be redesignated as a new Eurodollar Loan, provided that no Loan redesignated as a Eurodollar Loan shall have a Eurodollar Period expiring after the Maturity Date.

                   (c) Each redesignation of all or a portion of outstanding Prime Rate Loans or to renew a maturing Eurodollar Loan as a Eurodollar Loan shall be made pursuant to a written Request for Redesignation of Loans. Not later than 12:00 noon, Los Angeles time, at least two (2) Eurodollar Banking Days prior to the first day of the applicable Eurodollar Period, Bank shall have received, at Bank's Office, a properly completed Request for Redesignation of Loans specifying the requested (1) date of redesignation and (2) amount of Loans to be redesignated as a Eurodollar Loan, and (3) the applicable Eurodollar Period. Bank may, in its sole and absolute discretion, permit a Request for Redesignation of Loans to be made by telephone by a Responsible Official of a Borrower, in which case such Borrower shall confirm same by mailing or faxing a written Request for Redesignation of Loans to Bank within 48 hours following the date of redesignation. If Borrowers fail to make a written Request for Redesignation of Loans, Borrowers hereby waive the right to dispute the amount, interest rate or term of any such Eurodollar Loan.

                   (d) Unless Bank otherwise consents, the amount of Loans to be redesignated as a Eurodollar Loan shall be an integral multiple of $250,000.

                   (e) With respect to any redesignation of a Loan as a Eurodollar Loan, at or about 10:00 a.m., Los Angeles time, two (2) Eurodollar Banking Days before the first day of the applicable Eurodollar Period, Bank shall determine the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower by telephone or telecopier.

                   (f) Upon fulfillment of the applicable conditions set forth in Article 8, the redesignation of all or a portion of outstanding Loans as a Eurodollar Loan shall become effective on the first day of the applicable Eurodollar Period.

                   (g) Nothing contained herein shall require Bank to fund any Eurodollar Loan resulting from redesignation of all or a portion of any of its Prime Rate Loans, in the Designated Eurodollar Market.

                   (h) A request for Redesignation of Loans shall be irrevocable upon receipt by Bank.

           2.6  Standby Letters of Credit.

                   (a) Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the Banking Day immediately preceding the Line A Maturity Date, Bank shall issue such Standby Letters of Credit as a Borrower may request by a Request for Standby Letter of Credit; provided that, upon giving effect to such Standby Letter of Credit, (i) Total Outstanding shall not exceed the Line A Commitment, and
   (ii) Outstanding Standby Letters of Credit shall not exceed the Maximum Standby Letter of Credit Amount. Unless Bank otherwise consents in writing, the term of any Standby Letter of Credit shall not exceed twelve (12) months. If on the Line A Maturity Date, there exist any Outstanding Standby Letters of Credit, Borrowers shall provide to Bank a standby letter of credit issued by a bank satisfactory to Bank, in form and substance satisfactory to Bank, in favor of Bank in a face amount equal to Outstanding Standby Letters of Credit on that date, or shall make other provisions satisfactory to Bank for the collateralization or settlement of such Outstanding Standby Letters of Credit. No Standby Letter of Credit shall be issued except in the ordinary course of business of Borrowers or their Subsidiaries. Unless otherwise agreed to by Bank, the face amount of any Standby Letter of Credit shall not be less than $250,000.

                   (b) Each Request for Standby Letter of Credit shall be submitted to Bank not later than 11:00 a.m., Los Angeles time, at least two
   (2) Banking Days prior to the date upon which the requested Standby Letter of Credit is to be issued and Borrowers shall execute such documents and agreements relating to such Standby Letter of Credit as Bank may reasonably require.

                   (c) Borrowers agree to pay to Bank, at Bank's Office, or at such other payment location as Bank shall have specified in writing to Borrowers, with respect to each Standby Letter of Credit, within one (1) Banking Day after demand therefor, a principal amount equal to any payment made by Bank under that Standby Letter of Credit, together with interest on such amount from the date of any payment made by Bank through the date of payment by Borrowers at the rate provided for in Section 3.6. The principal amount of any such payment made by Borrowers to Bank shall be used to reimburse Bank for the payment made by it under the Standby Letter of Credit.

                   (d) At all times prior to the Line A Maturity Date, if Borrowers fail to make any payment required by Section 2.6(c), Bank may, but is not required to, without notice to or the consent of Borrowers, make Line A Loans under the Commitment in an aggregate amount equal to the amount paid by Bank on the relevant Standby Letter of

   Credit, whether or not the same would cause Total Outstanding to exceed the Line A Commitment, and, for this purpose, the conditions precedent set forth in Article 8 and the amount limitations set forth in Section 2.1(d) shall not apply. The proceeds of such Line A Loans shall be retained by Bank to reimburse it for the payment made by it under the Standby Letter of Credit.

                   (e) The issuance of any supplement, modification, amendment, renewal or extension to or of any Standby Letter of Credit shall be treated in all respects the same as the issuance of a new Standby Letter of Credit.

                   (f) The obligation of Borrowers to pay to Bank the amount of any payment made by Bank under any Standby Letter of Credit shall be absolute, unconditional and irrevocable. Without limiting the foregoing, such obligation of Borrowers shall not be affected by any of the following circumstances absent Bank's gross negligence or willful misconduct:

                                 (i)        any lack of validity or
           enforceability of the Standby Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                              (ii) any amendment or waiver of or any consent to departure from the Standby Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                             (iii) the existence of any claim, setoff, defense or other rights which Borrowers may have at any time against Bank, any beneficiary of the Standby Letter of Credit (or any Persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Standby Letter of Credit, this Agreement or any other agreement or instrument relating thereto, or any unrelated transactions;

                              (iv) any demand, statement or any other document presented under the Standby Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                               (v) payment by Bank under the Standby Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Standby Letter of Credit;

                              (vi) the solvency (or insolvency) or financial responsibility (or lack thereof) of any party issuing any documents in connection with a Standby Letter of Credit;

                             (vii) any error in the transmission of any message relating to a Standby Letter of Credit, or any delay or interruption in any such message not caused by Bank; and/or

                            (viii) any error, neglect or default of any correspondent of Bank in connection with a Standby Letter of Credit.

           2.7 Reduction of the Commitment. Borrowers shall have the right, at any time and from time to time prior to the Line A Maturity Date, without penalty or charge, upon at least five (5) Banking Days prior written notice to Bank, voluntarily to reduce, permanently and irrevocably, in aggregate principal amounts of an integral multiple of $250,000, or to terminate, the then undisbursed portion of the Commitment, provided that any such reduction or termination shall be accompanied by all accrued and unpaid commitment fees with respect to the portion of the Commitment being reduced or terminated, and provided further that the Commitment shall not be reduced to an amount less than the amount of Total Outstanding.

                                   ARTICLE 3
                               PAYMENTS AND FEES

           3.1  Principal and Interest.

                   (a) Interest shall be payable on the outstanding daily unpaid principal amount of each Loan from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth herein both before and after default and before and after maturity and judgment, with interest on overdue interest to bear interest at the rate set forth in
   Section 3.6, to the fullest extent permitted by applicable Law. Upon any partial prepayment or redesignation of outstanding Prime Rate Loans to Eurodollar Loans, interest accrued through the date of such prepayment or redesignation shall be payable on the next following interest payment date occurring pursuant to Section 3.1(b). Upon any partial prepayment or payment in full or redesignation or conversion of any Eurodollar Loan, upon any payment or redesignation in full of all outstanding Prime Rate Loans, and upon conversion of the Line B Note pursuant to Section 2.2, interest accrued through the date of such prepayment, payment, redesignation or conversion shall be payable on such date.

                   (b) Interest accrued on each Prime Rate Loan shall be payable on the first day of each month, commencing with the first such date to occur after the Closing Date. Bank shall use its best efforts to notify Borrowers of the amount of interest so payable prior to each interest payment date, but failure of Bank to do so shall not excuse payment of such interest when payable. Except as otherwise provided in Section 3.6, the unpaid principal amount of any Prime Rate Loan shall bear interest at a fluctuating rate per annum equal to the Prime Rate plus the applicable Prime Rate Spread. Each change in the interest rate shall take effect simultaneously with the corresponding change in the Prime Rate and/or the Prime Rate Spread. Each change in the Prime Rate shall be effective as of 12:01 a.m. on the Banking Day on which the change in the Prime Rate is announced, unless otherwise specified in such announcement, in which case the change shall be effective as so specified.

                   (c) Interest accrued on each Eurodollar Loan shall be payable on the first day of each month, commencing with the first such date to occur after the Closing Date, and on the maturity date of that Eurodollar Loan. Bank shall use its best efforts to notify Borrower of the amount of interest so payable prior to each interest payment date, but failure of Bank to do so shall not excuse payment of such interest when payable. Except as otherwise provided in Section 3.6, the unpaid principal amount of any Eurodollar Loan shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Loan plus the Eurodollar Rate Spread.

                   (d) If not sooner paid, the principal indebtedness under this Agreement shall be payable as follows:

                               (i) subject to the right to renew or convert a Eurodollar Rate Loan to a Prime Rate Loan, the principal amount of each Loan shall immediately be payable in Cash on the Maturity Date of such Loan or, in the case of a Eurodollar Loan, on the last day of the Eurodollar Period for such Loan;

                              (ii)          the principal indebtedness
           evidenced by the Line A Note shall be payable in Cash within two (2) Banking Days in the amount by which the aggregate outstanding amount of Line A Loans at any time exceeds the Line A Commitment. The outstanding principal indebtedness evidenced by the Line A Note shall, in any event, be payable on the Line A Maturity Date.

                             (iii)          the principal indebtedness
           evidenced by the Line B Term Note shall be payable in thirty-six
           (36) equal monthly installments, on the first day of each month, commencing on the first such date to occur after the Line B Conversion Date. The outstanding principal indebtedness evidenced by the Line B Note or the Line B Term Note shall, in any event, be payable on the Line B Maturity Date.

                   (e) The Notes, or any of them, may, at any time and from time to time, be paid or prepaid in whole or in part without premium or penalty, except that (i) any partial prepayment shall be an integral multiple of $100,000, (ii) Bank shall have received notice, by telephone or telecopier, of any prepayment prior to 12:00 noon on the Banking Day of such prepayment (unless greater notice is otherwise required by this Agreement), which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iii) each prepayment of principal, except for partial prepayments of Prime Rate Loans, shall be accompanied by payment of interest accrued through the date of payment on the amount of principal paid, (iv) except as required by subsections (d)(ii) above, no Eurodollar Loan may be paid or prepaid in whole or in part prior to the last day of the applicable Eurodollar Period without the prior consent of Bank, and, notwithstanding such required prepayment or such consent, any payment or prepayment of all or any part of Eurodollar Loan on a day other than the last day of the applicable Eurodollar Period shall be made on a Eurodollar Banking Day, as applicable, shall be preceded by at least four (4) Eurodollar Banking Days' written notice to Bank of the date and amount of such payment or prepayment, and shall be subject to Section 3.3(c), and (vi) each partial prepayment of principal on the Line B Term Note shall be applied to the installments due under such Notes in the inverse order of their maturity, and, until all outstanding indebtedness evidenced by the Line B Note or Line B Term Note, as applicable has been repaid in full, shall not reduce or abate the Obligation of Borrowers to make mandatory payments of principal on the scheduled payment dates as provided above.

           3.2 Commitment Fee and Special Commitment Costs. On the Closing Date, and on each anniversary of the Closing Date thereafter, Borrowers shall pay to Bank a commitment fee equal to .5% of the Line A Commitment; and on the Closing Date, Borrowers shall pay to Bank a commitment fee equal to .5% of the Line B Commitment. Each commitment fee shall be fully earned on the Closing Date and each anniversary of the Closing Date thereafter, as applicable.

           3.3  Eurodollar Fees and Costs.

                   (a) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance shall, in the reasonable discretion of Bank, make it unlawful, impossible or impracticable for Bank or its Eurodollar Lending Office to make or maintain any Eurodollar Loan, or materially restrict the authority of Bank to purchase or sell, or to take deposits of, dollars in the Designated Eurodollar Market, or to determine or charge interest rates based upon the Eurodollar Rate, then Bank's obligation to make Eurodollar Loans shall be suspended for the duration of such illegality, impossibility or impracticability and Bank forthwith shall give notice thereof to Borrowers. Upon receipt of such notice, the outstanding principal amount of Bank's Eurodollar Loans, together with accrued interest thereon, automatically shall be converted to Prime Rate Loans on either (1) the last day of the Eurodollar Period(s) applicable to such Eurodollar Loans if Bank may lawfully continue to maintain and fund such Eurodollar Loans to such day(s) or (2) immediately if Bank may not lawfully continue to fund and maintain such Eurodollar Loans to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under
   Section 3.3(c). In the event that Bank is unable, for the reasons set forth above, to make, maintain or fund any Eurodollar Loan, Bank shall fund such amount as a Prime Rate Loan, and such amount shall be treated in all respects as a Prime Rate Loan.

                   (b)     If, with respect to any proposed Eurodollar Loan:

                           (1) Bank reasonably determines that, by reason of Special Eurodollar Circumstances, deposits in dollars (in the applicable amounts) are not being offered to Bank in the Designated Eurodollar Market for the applicable Eurodollar Period; or

                           (2)      the Eurodollar Rate as determined by Bank
           (i) does not represent the effective pricing to Bank for deposits in dollars in the Designated Eurodollar Market in the relevant amount for the applicable Eurodollar Period, or (ii) will not adequately and fairly reflect the cost to Bank of making the applicable Eurodollar Loans;

   then Bank forthwith shall give notice thereof to Borrowers, whereupon until Bank notifies Borrowers that the circumstances giving rise to such suspension no longer exist, and the obligation of Bank to make any future Eurodollar Loans shall be suspended.

                   (c) Upon payment or prepayment of any Eurodollar Loan, or conversion of a Eurodollar Loan to a Prime Rate Advance (other than as the result of a conversion required under Section 3.3(a)), on a day other than the last day in the applicable Eurodollar Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), Borrowers shall pay to Bank an amount equal to the accrued interest on the amount prepaid plus a prepayment fee equal to the amount (if any) by which: (1) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the Eurodollar Period, exceeds (2) the interest which would have been recoverable by placing the amount prepaid on deposit in the Eurodollar market for a period starting on the date on which it was prepaid and ending on the last day of the Eurodollar Period for such portion, plus all reasonable out-of-pocket expenses incurred by Bank and reasonably attributable to such payment or prepayment; provided that no prepayment fee shall be payable (and no credit or rebate shall be required) if the product of the foregoing formula is not positive. Bank's determination of the amount of any prepayment fee payable under this Section 3.3(c) shall be conclusive in the absence of manifest error.

                   (d) Borrowers hereby indemnify Bank against, and agrees to hold Bank harmless from and reimburse Bank on demand for, all reasonable costs, expenses, claims, penalties, liabilities, losses, legal fees and damages (including, without limitation, any interest paid by Bank for deposits in dollars in the Designated Eurodollar Market and any loss sustained by Bank in connection with the reemployment of funds) incurred or sustained by Bank, as reasonably determined by Bank, as a result of any failure of Borrowers to borrow on the date or in the amount specified in any Request for Loan or Request for Redesignation of Loans; provided that Bank shall not be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct. The determination of such amount by Bank shall be conclusive in the absence of manifest error.

                   (e) If Bank requests any payment from Borrowers under this Section 3.3, Bank shall, at the request of Borrowers, provide reasonable detail to Borrowers regarding the manner in which the amount of any such payment has been determined.

           3.4 Letter of Credit Fees. Borrowers shall pay a letter of credit fee of 1.5% of the face amount of the Standby Letter of Credit for the term of such Standby Letter of Credit issued under Section 2.6, payable at the time of issuance. Each Standby Letter of Credit fee is earned upon issuance of each Standby Letter of Credit and is nonrefundable.

           3.5 Unused Commitment Fee. On each March 31, June 30, September 30 and December 31, commencing with the first such date to occur after the Closing Date, Borrowers shall pay to Bank a fee of .25% per annum on the Line A Availability, determined by the weighted average Total Outstanding during the fiscal quarter ended on that date. On each March 31, June 30, September 30 and December 31 prior to the Line B Conversion Date, commencing with the first such date to occur after the Closing Date, Borrowers shall pay to Bank a fee of .25% per annum on the Line B Availability, determined by the weighted average balance of the principal amount of outstanding Line B Advances during the fiscal quarter ended on that date.

           3.6  Late Payments/Default Rate.

                   (a) Should any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to Bank not be paid when due, such installment shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to two percent (2.0%) above the then prevailing applicable Prime Rate based interest rate for all Loans made hereunder, to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded quarterly, on the last day of each calendar quarter, to the fullest extent permitted by applicable Law.

                   (b) Upon the occurrence and during the continuance of any Event of Default, at the option of Bank, Borrowers shall pay interest on the outstanding principal and interest at the Default Rate. This shall not constitute a waiver of any Event of Default.

           3.7 Computation of Interest and Fees. All computations of interest and fees under any Loan Document that relate to any Prime Rate Advance or any Eurodollar Advance shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

           3.8 Non-Banking Days. If any payment to be made by Borrowers or any other Party under any Loan Document shall come due on a day other than a Banking Day (and a Eurodollar Banking Day, in the case of a Eurodollar Loan), payment shall be made on the next succeeding Banking Day (and, in the case of a Eurodollar Loan, the next succeeding Eurodollar Banking Day that is also a Banking Day) and the extension of time shall be reflected in computing interest.

           3.9  Manner and Treatment of Payments.

                   (a) Borrowers agree that interest and principal payments and any fees will be deducted automatically on the due date from the Designated Deposit Account, or any other accounts of Borrowers held by Bank which contain sufficient funds. Such debits shall occur on the dates the payments become due. If the due date does not fall on a Banking Day, Bank will cause such debits to be made on the first Banking Day following the due date. Borrowers shall maintain sufficient funds in the Designated Deposit Account on the dates Bank enters debits authorized by this Agreement. If there are insufficient funds in the Designated Deposit Account or the other accounts of Borrowers on the date Bank enters any debit authorized by this Agreement, Borrowers shall immediately, after notice from Bank, pay such shortfall to Bank.

                   (b) Bank shall use its best efforts to keep a record of Loans made by it and payments received by it with respect to each Note and such record shall be presumptive evidence of the amounts owing.

                   (c) Each payment of any amount payable by Borrowers and/or any other Party under this Agreement and/or any other Loan Document shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority.

           3.10 Funding Sources. Nothing in this Agreement shall be deemed to obligate Bank to obtain the funds for any Loan in any particular place or manner or to constitute a representation by Bank that it has obtained or will obtain the funds for any Loan in any particular place or manner.

           3.11 Failure to Charge Not Subsequent Waiver. Any decision by Bank not to require payment of any interest (including default interest), fee, cost or other amount payable under any Loan Document on any occasion shall in no way limit or be deemed a waiver of Bank's right to require full payment of any interest (including default interest), fee, cost or other amount payable under any Loan Document on any other or subsequent occasion.

           3.12  Survivability.  All of Borrowers' obligations under this
Article 3 shall survive for one year following the date on which all Loans hereunder were fully paid.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

           Borrowers represent and warrant to Bank, as of the Closing Date, that:

           4.1  Existence and Qualification; Power; Compliance With Laws.

           (a) Parent is a corporation duly formed, validly existing and in good standing under the Laws of Delaware. The chief executive offices of Parent are in Los Angeles, California.

           (b) The Spectrum Club Company, Inc. is a corporation duly formed, validly existing and in good standing under the Laws of California. Its chief executive offices are in Los Angeles, California.

           (c) Pontius Realty, Inc. is a corporation duly formed, validly existing and in good standing under the Laws of New York. Its chief executive offices are in Los Angeles, California.

           (d) Sports Club, Inc. of California is a corporation duly formed, validly existing and in good standing under the Laws of California. Its chief executive offices are in Los Angeles, California.

           (e) Irvine Sports Club, Inc. is a corporation duly formed, validly existing and in good standing under the Laws of California. Its chief executive offices are in Los Angeles, California.

           (f) HealthFitness Organization of America, Inc. is a corporation duly formed, validly existing and in good standing under the Laws of California. Its chief executive offices are in Los Angeles, California.

           (g) SCC Sports Club, Inc. is a corporation duly formed, validly existing and in good standing under the Laws of Texas. Its chief executive offices are in Los Angeles, California.

           (h) L.A./Irvine Sports Clubs, Ltd. is a limited partnership duly formed, validly existing and in good standing under the Laws of California. Its chief executive offices are in Los Angeles, California.

           (i) Talla New York, Inc. is a corporation duly formed, validly existing and in good standing under the Laws of New York. Its chief executive offices are in Los Angeles, California.

Each Borrower is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not have a material adverse effect on the business, operations or condition (financial or otherwise) of such Borrower and its Subsidiaries, taken as a whole. Each Borrower has all requisite power and authority to conduct its business, to own and lease its Properties and to execute, deliver and perform all of its Obligations under the Loan Documents. All outstanding shares of capital stock of each Borrower, as applicable, are duly authorized, validly issued, fully paid, non-assessable and issued in compliance with all applicable state and federal securities and other Laws. Each Borrower is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, file, register, qualify or obtain exemptions would not have a material adverse effect on the business, operations or condition (financial or otherwise) of such Borrower and its Subsidiaries, taken as a whole.

           4.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by each Borrower and its Subsidiaries of the Loan Documents to which it is a Party have been duly authorized by all necessary action, and do not and will not:

                   (a) Except as set forth in Schedule 4.2, require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor;

                   (b) Violate or conflict with any provision of such Party's partnership agreement, certificate of limited partnership, charter, articles of incorporation or bylaws, or amendments thereto, as applicable;

                   (c) Result in or require the creation or imposition of any Lien or Right of Others (other than as provided under the Loan Documents) upon or with respect to any Property now owned or leased or hereafter acquired by such Party;

                   (d) Violate any provision of any Law (including, without limitation, Regulations G, T, U and/or X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect and having applicability to such Party; or

                   (e) Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other material agreement, lease or instrument to which such Party is a party or by which such Party or any of its Property is bound or affected;

   and no Borrower nor any Subsidiary thereof is in default under any Law, order, writ, judgment, injunction, decree, determination or award, or any indenture, agreement, lease or instrument described in Section 4.2(e), in any respect that is materially adverse to the interests of Bank or that would have any material adverse effect on the business, operations or condition (financial or otherwise) of Borrowers and their Subsidiaries, taken as a whole.

           4.3 No Governmental Approvals Required. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, or exemption from any of the foregoing from, any Governmental Agency is or will be required to authorize or permit under applicable Law the execution, delivery and performance by any Borrower or any Subsidiary thereof of the Loan Documents to which it is a Party.

           4.4  Subsidiaries.

                   (a) Except as described in Schedule 4.4, Borrowers do not own any capital stock, partnership interest, joint venture interest or other equity interest in any Person. Unless otherwise indicated in Schedule
   4.4 all of the outstanding shares of capital stock or partnership or joint venture interests of each Borrower are owned of record and beneficially by Borrowers and all securities and interests so owned are duly authorized, validly issued, fully paid, non-assessable and issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens and Rights of Others.

                   (b) Each Subsidiary identified in Schedule 5.2 as an "Inactive Subsidiary" has (i) aggregate collections or distributions of cash from its operations of less than $50,000 and (ii) no tangible or intangible real or personal property assets having an aggregate fair market value in excess of $50,000.

                   (c) Each Subsidiary of each Borrower is a legal entity of the form described for that Subsidiary in Schedule 4.4, duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing does not have a material adverse effect on the business, operations or condition (financial or otherwise) of the Borrowers and their Subsidiaries, taken as a whole, and has all requisite legal power and authority to conduct its business and to own its Properties and to execute, deliver and perform all of its Obligations under the Loan Documents.

                   (d) Each Subsidiary of each Borrower is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure to so comply, file, register, qualify or obtain exemptions would not have a material adverse effect on the business, operations or condition (financial or otherwise) of the Borrowers and their Subsidiaries, taken as a whole.

           4.5 Financial Statements. Borrowers have furnished to Bank (a) the audited consolidated balance sheet of Borrowers and their Subsidiaries as at December 31, 1995, and audited consolidated income statement and cash flow statement of Borrowers and their Subsidiaries for their fiscal year then ended, and (b) the unaudited consolidated balance sheets of

Borrowers and their Subsidiaries as at June 30, 1996, and unaudited consolidated income statements, cash flow statements of Borrowers and their Subsidiaries and unaudited individual Club operating statements for such month and for the portion of their fiscal year ended with such month. Such financial statements fairly present the financial condition, results of operations and cash flow of Borrowers and their Subsidiaries as at such dates and for such periods, in conformity with generally accepted accounting principles, consistently applied, provided that the balance sheets and statements referred to in (b) above are subject to normal year-end audit adjustments.

           4.6 No Other Liabilities; No Material Adverse Changes. Except as set forth in Schedule 4.6 hereto, Borrowers and their Subsidiaries do not have any material liability or material contingent liability not reflected or disclosed in the financial statements or notes thereto described in Section
4.5. There has been no material adverse change in the business, operations or condition (financial or otherwise) of Borrowers and their Subsidiaries, taken as a whole, since the date of the financial statements described in Section 4.5(b).

           4.7 Intangible Assets. Borrowers and their Subsidiaries own, or possess the unrestricted right to use, all trademarks, trade names, copyrights, patents, patent rights, licenses and deferred tax assets that are used in the conduct of their businesses as now operated, and no such intangible asset, to the best knowledge of Borrowers, conflicts with the valid trademark, trade name, copyright, patent, patent right or deferred tax asset of any other Person to the extent that such conflict would have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrowers and their Subsidiaries, taken as a whole.

           4.8 Filing of Financing Statements. Upon the filing and/or recording of financing statements describing the Collateral with the Governmental Agencies listed in Schedule 4.8, and except for the requirement that continuation statements periodically be filed and/or recorded with respect thereto, and upon the taking of possession of the stock certificates of any and all Borrowers, other than Parent, all necessary steps will have been taken to fully perfect and to maintain fully perfected the Liens of Bank on the Collateral, to the fullest extent that such Liens may be perfected by the filing and/or recording of financing statements pursuant to Article 9 of the Uniform Commercial Code.

           4.9 Public Utility Holding Company Act. No Borrower or any Subsidiary thereof is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

           4.10 Litigation. Except for (a) the matters set forth in Schedule 4.10, (b) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, or (c) any matter, or series of related matters, involving a threatened claim against Borrowers of less than $100,000, there are no actions, suits or proceedings pending or, to the best knowledge of Borrowers, threatened against or affecting Borrowers or any of its Subsidiaries or any Property of any of them in any court of Law or before any Governmental Agency.

           4.11 Binding Obligations. Each of the Loan Documents to which any Borrower or any Subsidiary thereof is a Party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

           4.12 No Default. No event has occurred and is continuing that is a Default.

           4.13  ERISA.

                   (a) Except as disclosed in Schedule 4.13, there are no Plans.

                   (b)     With respect to each Plan:

                           (1) such Plan complies in all material respects with ERISA and any other applicable Law;

                           (2) such Plan has not incurred any material "accumulated funding deficiency", as that term is defined in Section 302 of ERISA;

                           (3)      no "reportable event" (as defined in
           Section 4043 of ERISA) has occurred that could result in the termination or disqualification of such Plan; and

                           (4) no Borrower nor any Subsidiary thereof has engaged in any "prohibited transaction" (as defined in Section 4975 of the Internal Revenue Code of 1954, as amended).

                   (c) no Borrower nor any Subsidiary thereof is or has been a party to any Multiemployer Plan.

                   (d) Borrowers and its Subsidiaries are in compliance with each covenant contained in Section 6.6.

           4.14 Regulations G, T, U and X; Investment Company Act. No Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" or "margin security" within the meanings of Regulations G, T, U or X, respectively, of the Board of Governors of the Federal Reserve System. If requested by Bank, Borrowers will furnish or will cause their Subsidiaries, as requested, to furnish Bank with a statement or statements in conformity with the requirements of Federal Reserve Forms G-3 and/or U-1 referred to in Regulations G or U of said Board of Governors. No part of the proceeds of any Loan hereunder will be used to purchase or carry any such "margin security" or "margin stock" or to extend credit to others for the purpose of purchasing or carrying any such "margin security" or "margin stock" in violation of Regulations G, T, U or X of said Board of Governors. No Borrower nor any of its Subsidiaries is or is required to be registered under the Investment Company Act of 1940.

           4.15 Disclosure. No written statement made by Borrowers or any Subsidiary thereof to Bank in connection with this Agreement, or in connection with any Loan, or in connection with the issuance of any Letter of Credit, contains any untrue statement of a material fact or omits a material fact necessary to make the statement made not misleading. To the best knowledge of Borrowers, there is no fact which Borrowers have not disclosed to Bank in writing which materially and adversely affects nor, so far as Borrowers can now foresee, is reasonably likely to prove to affect materially and adversely the business, operations, Properties, prospects, profits or condition (financial or otherwise) of Borrowers and their Subsidiaries, taken as a whole, or the ability of Borrowers and their Subsidiaries to perform their Obligations under the Loan Documents.

           4.16 Tax Liability. Borrowers and their Subsidiaries have filed all income tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes which have become due pursuant to said returns or pursuant to any assessment received by Borrower or any Subsidiary thereof, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.

           4.17  Projections.  The financial projections set forth in Schedule
4.17 are based on facts known to Borrowers and on assumptions that are reasonable and consistent with such facts. To the best knowledge of Borrowers, except as may be disclosed on Schedule 4.17, no material fact or assumption is omitted as a basis for such projections, and such projections are reasonably based on such facts and assumptions. Nothing in this Section 4.17 shall be construed as a representation that such projections in fact will be achieved.

           4.18 Fiscal Year. Borrowers and their Subsidiaries each operate on a fiscal year corresponding to the calendar year and ending on December 31, the fiscal months of which correspond to the calendar months of the calendar year.

           4.19 Employee Matters. There is no strike, work stoppage or labor dispute with any union or group of employees pending or overtly threatened involving Borrowers or any of their Subsidiaries. Since June 1996, there has been no increase in the salary, bonus or other compensation arrangements of the employees of Borrowers and their Subsidiaries other than normal increases in the ordinary course of business.

                                   ARTICLE 5
                             AFFIRMATIVE COVENANTS
                          (OTHER THAN INFORMATION AND
                            REPORTING REQUIREMENTS)

           So long as any Loan or any other indebtedness owing in connection therewith remains unpaid hereunder or any portion of the Commitment remains outstanding, Borrowers shall, and shall cause each of its Subsidiaries to, unless Bank otherwise consents in writing:

           5.1 Payment of Taxes and Other Potential Charges. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof, upon their respective income or profits or any part thereof or upon any right or interest of Bank under any Loan Document, except that Borrowers and their Subsidiaries shall not be required to pay or cause to be paid (a) any income or gross receipts tax generally applicable to banks or (b) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings, so long as the relevant entity has established and maintains adequate reserves for the payment of the same and by reason of such nonpayment and contest no material item or portion of Property of Borrowers and their Subsidiaries, taken as a whole, is in jeopardy of being seized, levied upon or forfeited.

           5.2 Preservation of Existence. Preserve and maintain their respective existences, except for mergers permitted in Section 6.3 of this Agreement. Preserve and maintain all material licenses, rights, franchises and privileges in the jurisdiction of their formation and all authorizations, consents, approvals, orders, licenses, permits, or exemptions from, or registrations with, any Governmental Agency that are necessary for the transaction of their respective business. Qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business, except HealthFitness Organization of America, Inc. or any Subsidiaries listed in Schedule 5.2 that are inactive or have immaterial assets. With respect to HealthFitness Organization of America, Inc. or any Subsidiaries listed in Schedule 5.2 that are inactive or have immaterial assets, Borrowers shall forthwith give Bank written notice of any change in such entities' respective existences or statuses of qualification.

           5.3 Maintenance of Properties. Maintain, preserve and protect all of their respective Properties and equipment in good order and condition, subject to replacement wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except that the failure to maintain, preserve and protect a particular item of Property or equipment that is not of significant value, either intrinsically or to the operations of Borrowers and their Subsidiaries, taken as a whole, shall not constitute a violation of this covenant.

           5.4 Maintenance of Insurance. Maintain liability and casualty insurance with responsible insurance companies acceptable to Bank in such amounts and against such risks as is usually carried by responsible companies engaged in similar businesses and owning similar Properties in the general areas in which Borrowers and their Subsidiaries operate.

           5.5 Compliance With Laws. Comply with the requirements of all applicable Laws and orders of any Governmental Agency, noncompliance with which could materially adversely affect the business, operations or condition (financial or otherwise) of Borrowers and their Subsidiaries, taken as a whole, except that Borrowers and their Subsidiaries need not comply with a requirement then being contested by any of them in good faith by appropriate proceedings so long as no interest of Bank would be materially impaired thereby.

           5.6 Additional Borrowers. In the event (i) the aggregate amount of all advances to, investments in or commitments to any Non-Borrower
Affiliate by Borrowers, after the date hereof, exceeds at any time $200,000, in addition to the amounts set forth for the Non-Borrower Affiliates in Schedule 5.6, but excluding accrued management fees owing to Borrowers from such Non-Borrower Affiliates, (ii) any Non-Borrower Affiliate identified in Schedule
5.2 ceases to meet the criteria for an "Inactive Subsidiary", (iii) any Borrower becomes a majority shareholder or a general partner of any Non-Borrower Affiliate now or hereafter existing, or (iv) any Borrower or Borrowers, taken as a whole, obtain a majority of the partnership or other ownership interests of any Non-Borrower Affiliate, Borrowers shall cause such Non-Borrower Affiliate to become a Borrower hereunder or enter into such other agreement or arrangement with Bank concerning such Non-Borrower Affiliate as may be acceptable to Bank in its sole discretion. In order to add a Non-Borrower Affiliate as a Borrower hereunder, the Borrowers shall deliver to the Bank (a) the agreement of such Non-Borrower Affiliate to be added as a Borrower hereunder and to be bound by the terms hereof, (b) the agreement of the owners of all capital stock or other ownership interests, as applicable, of such new Borrower to become a party to the Pledge Agreement, (c) the certificates and other documents required to be delivered pursuant to the terms of the Pledge Agreement, and (d) such other documents as the Bank may reasonably require. Schedule 5.6 attached hereto sets forth as of the date hereof the amount of all advances to, investments in or commitments to any Non-Borrower Affiliate by Borrower, the percentage ownership of each Borrower in any Non-Borrower Affiliate, and Borrowers which are general partners of any Non-Borrower Affiliate.

           5.7 Inspection Rights. Upon reasonable notice by Bank to Borrowers, at any time during regular business hours and as reasonably requested, permit Bank, or any employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of Borrowers and their Subsidiaries and to discuss the affairs, finances and accounts of Borrowers and their Subsidiaries with any of their officers and key employees, customers or vendors, and, upon request, furnish promptly to Bank true copies of all financial information and internal management reports made available to the senior management of Borrowers or any of their Subsidiaries. If any of Borrowers' Property, books or records are in the possession of a third party, Borrowers, upon not less than three (3) days' advance notice, hereby authorizes such third party to permit Bank to have access to perform inspections or audits and to respond to Bank's request for information concerning such Property, books or records. If an Event of Default has occurred and is continuing, no advance notice of any audits and inspections shall be required.

           5.8 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with generally accepted accounting principles, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrowers or any of their Subsidiaries.

           5.9 Compliance With Agreements, Duties and Obligations. Promptly and fully comply with all their respective agreements, duties and obligations under the Loan Documents, and with material terms of any other material agreements, indentures, leases and/or instruments to which any one or more of them is a party, whether such other agreements, indentures, leases and/or instruments are with Bank or another Person.

           5.10 Use of Proceeds. Use the proceeds of the Loans for the following purposes only: Line A shall be used for working capital purposes and to fund the acquisition and the development of new Clubs; Line B shall be used only to fund acquisitions of new Clubs and the development of new Clubs.

                                   ARTICLE 6
                               NEGATIVE COVENANTS

           So long as any Loan or other indebtedness owing in connection therewith remains unpaid hereunder or any portion of the Commitment remains outstanding, Borrowers shall not (and shall cause each of their Subsidiaries to not) unless Bank otherwise consents in writing:

           6.1 Disposition of Property. Sell, assign, exchange, transfer, lease or otherwise dispose of, or contract to sell, assign, exchange, transfer, lease or otherwise dispose of, any of their respective Properties, whether now owned or hereafter acquired, and whether to an Affiliate or otherwise, except
(a) Properties sold, assigned, exchanged, transferred, leased or otherwise disposed of in the ordinary course of business, (b) as permitted under Section 6.3, and (c) Properties sold, assigned, transferred or otherwise disposed of with regard to The Sports Connection Holding Company.

           6.2 Transactions with Borrowers and Non-Borrower Affiliates. Advance funds to, guarantee obligations of, or make any other investments in or commitments or make distributions to any Non-Borrower Affiliate unless (a) such Non-Borrower Affiliate is made a Borrower under this Agreement or some other arrangement acceptable to Bank in its sole discretion is made in accordance with Section 5.6, or (b) the aggregate amount of all advances to, guaranties of, investments in and commitments to all Non-Borrower Affiliates does not exceed $200,000, in addition to the amounts set forth for the Non-Borrower Affiliates in Schedule 5.6, but excluding accrued management fees owing to Borrowers from such Non-Borrower Affiliates, Borrowers shall provide Bank a monthly report detailing such transactions, such report to be in a form as is acceptable to Bank. The Borrowers shall have the right, with the consent of the Bank, not to be unreasonably withheld but subject to such terms and conditions as Bank may require, to add any Non-Borrower Affiliate as a Borrower hereunder. In addition to the foregoing, Borrowers shall not (and shall cause each of their Subsidiaries to not) advance any funds to or transfer any assets to any Borrower or Non-Borrower Affiliate which is indebted to AT&T Commercial in excess of what is then owed by such advancing or lending Borrower to such recipient Borrower without the Bank's prior written consent.

           6.3 Mergers, Investments, Acquisitions and New Club Developments. Merge, consolidate or amalgamate with or into any Person, except mergers, consolidations or amalgamations of a Subsidiary of Borrowers into a Borrower (with such Borrower as the surviving entity) prior notice of the details of which shall have been given to the Bank. Make any Acquisition or enter into any agreement to make any Acquisition (a) in an amount requiring payment in excess of $2,500,000 of Borrowers' cash within one year of such Acquisition or
(b) at a sum greater than four times the historical cash flow of the acquired entity with acceptable adjustments for identifiable savings which will occur as a result of such Acquisition. Pursue any new Club developments which are not projected to generate positive EBITDA for the twelve-month period commencing on the first anniversary following completion of such new Club developments. In connection with an Acquisition, the Borrowers may enter into a partnership or a corporate or other joint venture with one or more unaffiliated Persons, and may incur debt in the form of purchase money or lessor financing. In any event, no more than three mergers, acquisitions or new Clubs in the "pre sale phase of development" shall be pursued at any given time. "Pre sale phase of development" shall mean the period during which memberships in the new Clubs are offered for sale prior to the date the Club opens for business. Prior to any Acquisition, Borrowers shall deliver to Bank
(i) a pro forma financial statement giving effect to the proposed acquisition,
(ii) a pro forma compliance certificate executed by a Responsible Official of a Borrower certifying that giving effect to the proposed acquisition, Borrowers shall be in compliance with the financial covenants set forth in this Agreement, (iii) a schedule of sources and uses of funds, and (iv) such other details about such Acquisition as Bank may request.

           6.4 Profitability. Fail to maintain on a combined basis a positive net income after taxes and extraordinary items on a quarterly basis.

           6.5 Redemption, Dividends and Distributions; Payments to Partners. Redeem or repurchase stock or partnership interests, declare or pay any dividends or make any other distribution, whether of capital, income or otherwise, and whether in Cash or other Property, except that, subject to applicable statutory restrictions and provided no Event of Default exists or would exist after such action, (a) any Borrower or Subsidiary of a Borrower may, subject to Section 6.2, declare and pay dividends or make distributions directly or indirectly to another Borrower, (b) Parent may make a Qualified Stock Repurchase, (c) Borrowers and Subsidiaries may, subject to Section 6.2, pay partner distributions as required under the partnership agreements as currently in effect as of the date hereof, or with such amendments as are approved in writing by the Bank, of L.A./Irvine Sports Clubs, Ltd., El Segundo TDC, Ltd., Sports Connection-ES/MB and Reebok-Sports Club/NY or any other entity approved in writing by the Bank pursuant to Section 5.6 of this Agreement, and (d) Borrowers and Subsidiaries may declare or make operating distributions or declare or pay dividends or make distributions in connection with the purchase of partnership interests in L.A./Irvine Sports Clubs, Ltd., El Segundo TDC, Ltd., Sports Connection-ES/MB and/or Reebok-Sports Club/NY or any other entity approved in writing by the Bank pursuant to Sections 5.6 and
6.2 of this Agreement.

           6.6  ERISA.

                   (a) At any time, maintain, or be or become obligated to contribute on behalf of its employees to, any Plan, other than those Plans disclosed in Schedule 4.13.

                   (b)     At any time, permit any Plan to:

                           (1) engage in any "prohibited transaction", as such term is defined in Section 4975 of the Internal Revenue Code of 1954, as amended;

                           (2) incur any material "accumulated funding deficiency", as that term is defined in Section 302 of ERISA; or

                           (3) terminate in a manner which could result in liability of Borrowers or any Subsidiary thereof to the Plan or to the PBGC or the imposition of a Lien on the Property of Borrowers or any Subsidiary thereof pursuant to Section 4068 of ERISA.

                   (c) At any time, assume any obligation to contribute to any Multiemployer Plan, nor shall Borrowers or any Subsidiary thereof acquire any Person or assets of any Person which has, or has had at any time from and after January 2, 1974, an obligation to contribute to any Multiemployer Plan.

                   (d) Fail immediately to notify Bank of the occurrence of any "reportable event" (as defined in Section 4043 of ERISA) or of any "prohibited transaction" (as defined in Section 4975 of the Internal Revenue Code of 1954, as amended) with respect to any Plan or any trust created thereunder. Upon request by Bank, Borrowers promptly shall furnish to Bank copies of any reports or other documents filed by Borrowers or any Subsidiary thereof with the United States Secretary of Labor, the PBGC and/or the Internal Revenue Service, with respect to any Plan.

                   (e) At any time, permit any Plan to fail to comply with ERISA or other applicable Law in any material respect.

           6.7 Change in Nature of Business/Management. Make any material change in the nature of the business of Borrowers and their Subsidiaries, as conducted and presently proposed to be conducted, or remove or allow removal of
D. Michael Talla, John Gibbons or Timothy O'Brien from any management position presently held by him, unless evidence of satisfactory progress to procure a replacement acceptable to Bank is delivered to Bank within 30 days thereafter.

           6.8 Transactions with AT&T Commercial. Create, incur, assume or suffer to exist (and shall cause each of their Affiliates to not create, incur or assume or suffer to exist) any additional indebtedness for borrowed money or any liability to AT&T Commercial in excess of the then current outstandings under the "Loan Agreement," as that term is defined in the Subordination Agreement (provided that such limitation shall not affect AT&T Commercial's right to make advances or charges in connection with its rights and remedies under such Loan Agreement or a refinancing of the then existing amounts owing under such Loan Agreement); guaranty or otherwise become responsible for the indebtedness or obligations of any other Person to AT&T Commercial; modify, supplement or amend (and cause each of their Affiliates to not modify, supplement or amend) any loan documents with AT&T Commercial which would directly or indirectly affect or modify the terms of the Subordination Agreement.

           6.9 Indebtedness, Guaranties and Liens. Create, incur, assume or suffer to exist any Lien of any nature upon or with respect to any of their respective Properties, whether now owned or hereafter acquired; create, incur or assume any indebtedness for borrowed money or in connection with the purchase of Property or any liability to the issuer of any letter of credit; guaranty or otherwise become responsible (including, but not limited to, any agreement to purchase any obligations, stock, Property, goods or services or to supply or advance any funds, Property, goods or services) for the indebtedness or obligations of any other Person; or incur any lease obligation that is required to be capitalized under generally accepted accounting principles, except:

                   (a) Indebtedness and Liens securing obligations incurred in the ordinary course of business and incurred in connection with purchase money transactions including real estate or equipment or fixture purchases, provided that the amount of such transactions does not exceed an aggregate amount of $1,000,000 principal (or the equivalent thereof) in any one fiscal year;

                   (b) Indebtedness and Liens securing obligations incurred in connection with purchase money equipment financing for new Club developments or Acquisitions to the extent permitted under Section 6.3;

                   (c) Liens securing the claims or demands of materialmen, mechanics, and other like Persons not yet delinquent or being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

                   (d) Indebtedness, liabilities, guaranties or Liens in favor of Bank under this Agreement, the Notes and the other Loan Documents;

                   (e) Indebtedness and Liens listed on Schedule 6.9 or Indebtedness and Liens arising out of the extension or refinancing of the obligations of Borrowers described on Schedule 6.9, provided that such obligations are not increased and are not secured by any additional property;

                   (f) Guaranties arising from endorsement, in the ordinary course of collection, of negotiable instruments;

                   (g) Indebtedness and Liens for taxes and assessments or other government charges or levies if not yet due and payable or, if due and payable, which are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

                   (h) Liens under workers' compensation, unemployment insurance, social security, or similar legislation, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

                   (i) Trade credit for goods and services provided to the Borrowers and the Subsidiaries in the ordinary course of business; and

                   (j) Indebtedness, Liens or Guaranties in favor of AT&T Commercial consented to by Bank in its sole and absolute discretion.

           6.10 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrowers other than (a) transactions between or among Borrowers and their Subsidiaries so long as, as a result of such transactions, the aggregate amount advanced to, invested in or committed to any Non-Borrower Affiliate on or after January 1, 1997, does not exceed $200,000,
(b) arms-length transactions with Affiliates which are permitted with non-Affiliates pursuant to Sections 6.1, 6.3, 6.5, and (c) those transactions listed in Schedules 6.10 and 6.17.

           6.11 Change in Fiscal Year. Change its fiscal year, or the fiscal months thereof.

           6.12 Capital Expenditures. Make or incur obligations for Capital Expenditures, exclusive of Capital Expenditures relating to Acquisitions, new Club developments or other like expansions, in the aggregate for Borrowers and their Subsidiaries in any one fiscal year of less than 2% or greater than 4% of Borrowers' revenues derived from operation of the Clubs for such fiscal year before restatements for acquisitions accounted for using the pooling method of accounting. (Subject to Section 6.3, Borrowers may make Capital Expenditures relating to Acquisitions, new Club developments or other like expansions.)

           6.13 Tangible Net Worth. Permit Tangible Net Worth, as of the last day of any fiscal quarter of Borrowers and their Subsidiaries ending during any period specified below, to be less than $22,871,200 plus 80% of Borrowers' cumulative net income after December 31, 1995 not reduced by net losses and increased 100% by funds generated from any equity offering. This Tangible Net Worth covenant shall be revised upon the occurrence of any goodwill resulting from qualified business acquisitions or a Qualified Stock Repurchase.

           6.14 Ratio of Total Unsubordinated Liabilities to Tangible Net Worth. Permit the ratio of Total Unsubordinated Liabilities to Tangible Net Worth, as of the last day of any fiscal quarter of Borrowers and their Subsidiaries to be greater than 2.75:1.00; provided, that Bank agrees such maximum ratio shall be adjusted for (a) qualified business acquisitions and (b) the Qualified Stock Repurchase.

           6.15  Debt Service Coverage Ratio.

                   (a) For Borrowers and their Subsidiaries, permit the ratio of (i) EBITDA plus (ii) the Davis Payments plus (iii) cash income from equity interests to (x) interest expense on all indebtedness plus (y) the current portion of long term debt of Borrowers, calculated at the end of each fiscal quarter on a rolling four-quarters basis to be less than 1.40:1.00;

                 (b)     For L.A./Irvine Sports Clubs, Ltd., permit the ratio of
   (i) EBITDA generated by The Sports Club/LA less (ii) a management fee equal to 4% of the revenues generated by The Sports Club/LA (to the extent not already included in EBITDA) to (x) interest expense on the indebtedness of L.A./Irvine Sports Club, Ltd. plus (y) the current portion of long term debt of L.A./Irvine Sports Clubs, Ltd., calculated at the end of each fiscal quarter on a rolling four-quarters basis to be less than 1.75:1.00;

                   (c) For Borrowers and their Subsidiaries, excluding L.A./Irvine Sports Clubs, Ltd., permit the ratio of (i) EBITDA for Borrowers and their Subsidiaries excluding L.A./Irvine Sports Club, Ltd. plus (ii) the cash proceeds received with regard to the Davis Payments plus (iii) cash income from equity interests plus (iv) an adjustment which represents a management fee equal to 4% of the revenues generated by The Sports

   Club/LA (to the extent not already included in EBITDA) to (x) interest expense on all indebtedness excluding the indebtedness of L.A./Irvine Sports Clubs, Ltd., calculated at the end of each fiscal quarter on a rolling four-quarters basis to be less than 0.85:1.00.

           6.16 Attrition. With respect to The Sports Club/LA and The Sports Club/Irvine, permit the aggregate weighted average of the ratio of (a) Attrition to (b) the average number of gross members during the preceding consecutive six month period to exceed 30% on an annualized basis.

           6.17 Loans to Officers. Make any loans, advances or other extensions of credit to any of Borrowers' executives, officers, directors, shareholders or employees (or any relatives of any of the foregoing) in an aggregate amount exceeding $200,000, other than those set forth on Schedule
6.17. Bank acknowledges and agrees that Borrowers may extend the maturity but not increase the amount of the loan to Mike Talla listed on Schedule 6.17.

           6.18 Deposit Accounts. Except with respect to the special deposit account referenced in the Special Deposit Account Agreement, establish any deposit accounts in the name of any Sports Club Party (as that term is defined in the Subordination Agreement) without the prior written consent of Bank.

                                   ARTICLE 7
                     INFORMATION AND REPORTING REQUIREMENTS

           7.1 Financial and Business Information. So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitment remains outstanding, Borrowers shall, unless Bank otherwise consents in writing, deliver to Bank, at Borrowers' sole expense:

                   (a) As soon as practicable, and in any event within 30 days after the end of each fiscal month of Borrowers, (i) consolidated balance sheets of Borrowers and their Subsidiaries as at the end of such month, setting forth in comparative form the corresponding figures as at the end of the corresponding month of their preceding fiscal year, (ii) Club operating statements of each Club as at the end of such month, (iii) consolidated income statements of Borrowers and their Subsidiaries for such month and for the portion of their fiscal year ended with such month, setting forth in comparative form the corresponding figures for the corresponding periods of their preceding fiscal year and (iv) consolidated cash flow statements of Borrowers and their Subsidiaries for the portion of their fiscal year ended with such month, setting forth in comparative form the corresponding figures for the corresponding periods of their preceding fiscal year, all in reasonable detail. The preceding financial statements shall be certified by a Responsible Official of a Borrower as fairly presenting the financial condition, results of operations and cash flow of Borrowers and their Subsidiaries in accordance with generally accepted accounting principles, consistently applied, as at such date and for such periods, subject only to normal year-end audit adjustments.

                   (b) As soon as practicable, and in any event within 45 days after the end of each fiscal quarter of Borrowers (including the last fiscal quarter of each fiscal year, provided that with respect to such last quarter the financial statements required hereby may be in preliminary form, prior to year-end audit adjustments), (i) consolidated balance sheets of Borrowers and their Subsidiaries as at the end of such quarter, setting forth in comparative form the corresponding figures as at the end of the corresponding quarter of their preceding fiscal year, (ii) consolidated income statements of Borrowers and their Subsidiaries for such quarter and for the portion of their fiscal year ended with such quarter, setting forth in comparative form the corresponding figures for the corresponding periods of their preceding fiscal year and (iii) consolidated cash flow statements of Borrowers and their Subsidiaries for the portion of their fiscal year ended with such quarter, setting forth in comparative form the corresponding figures for the corresponding periods of their preceding fiscal year, all in reasonable detail.

   The preceding financial statements shall be certified by a Responsible Official of a Borrower as fairly presenting the financial condition, results of operations and cash flow of Borrowers and their Subsidiaries in accordance with generally accepted accounting principles, consistently applied, as at such date and for such periods, subject only to normal year-end audit adjustments.

                   (c) As soon as practicable, and in any event within 120 days after the close of each fiscal year of Borrowers, (i) consolidated balance sheets of Borrower and their Subsidiaries as at the end of such fiscal year, setting forth in comparative form the corresponding figures as at the end of their preceding fiscal year, and (ii) consolidated income statements and cash flow statements of Borrowers and their Subsidiaries for such fiscal year, setting forth in comparative form the corresponding figures for their previous fiscal year, all in reasonable detail. Such balance sheets and statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, and such consolidated balance sheet and consolidated statements shall be accompanied by a report and unqualified opinion of independent public accountants of recognized standing selected by Borrowers and reasonably satisfactory to Bank, which report and opinion shall be prepared in accordance with generally accepted auditing principles as at such date, and shall be subject only to such qualifications and exceptions as are acceptable to Bank in the exercise of its reasonable discretion. Such accountants' report and opinion shall be accompanied by (1) a copy of any "management letter" provided by such accountants to Borrowers, and (2) a certificate stating that, in making the audit necessary for the certification of such financial statements and such report, such accountants have obtained no knowledge of any Default, or, if, in the opinion of such accountants, any such Default shall exist, stating the nature and status of such Default, and setting forth the financial calculations under Sections 6.11 through 6.13, inclusive, as of the date of the balance sheet.

                   (d) As soon as practicable, and in any event within 45 days after the end of each fiscal quarter of Borrowers, a Certificate of a Responsible Official of a Borrower setting forth a schedule of Capital Expenditures made by Borrowers and/or their Subsidiaries during such quarter, and during their fiscal year to date, separately for each Club.

                   (e) As soon as practicable, and in any event within 30 days after the start of each fiscal year of Borrowers, a monthly budget for the then started fiscal year including, without limiting the generality of the foregoing, monthly projected consolidated balance sheets, income statements and cash flow statements of Borrowers and their Subsidiaries and individual Club operating statements, all in reasonable detail.

                   (f) Within 45 days following the end of each quarter, a membership information report for each Club and in the aggregate in the form now prepared by Borrowers on a monthly basis, reflecting no less than the immediately preceding consecutive six months, and reflecting the number of members, the number of new memberships sold and Attrition, and supplemented by such additional information as Bank may request.

                   (g) Within 30 days after the close of each fiscal year of Borrowers, Borrowers' budget of capital expenditures for capital improvements, replacements and other related purposes for the following fiscal year.

                   (h) Within the earlier of 5 days after (i) the same are filed with the Securities and Exchange Commission ("SEC") or (ii) the same are required to be filed with the SEC, subject to allowable SEC extensions, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of Borrowers, and copies of all annual, regular, periodic and special reports and registration statements which Borrowers may file or be required to file with the Securities and Exchange Commission or any similar or corresponding Governmental Agency or with any securities exchange.

                   (i) Within 5 days after receipt of copies of all correspondence and notices received by Borrowers from the Internal Revenue Service ("IRS") relating to any adverse action or determination by the IRS in respect of any Borrower's tax status under the Internal Revenue Code.

                   (j) Immediately upon becoming aware of the existence of any condition or event which constitutes a Default, a written notice specifying the nature and period of existence thereof and what action Borrowers or their Subsidiaries are taking or propose to take with respect thereto.

                   (k) Promptly upon request by Bank, copies of any detailed audit reports submitted to Borrowers or any of their Subsidiaries by independent accountants in connection with the accounts or books of Borrowers or any of their Subsidiaries, or any audit of any of them.

                   (l) Promptly after request by Bank, copies of any report or other document filed by Borrowers or any of their Subsidiaries with any Governmental Agency.

                   (m) Promptly upon becoming aware that any Person asserts a claim against Borrowers or any of their Subsidiaries in excess of $500,000 and that such Person has given notice or taken any other action with respect to a claimed default or event of default, a written notice specifying the notice given or action taken by such Person and the nature of the claimed default or event of default and what action Borrowers or their Subsidiaries are taking or propose to take with respect thereto.

                   (n) Such other data and information as from time to time may be reasonably requested by Bank.

           7.2 Compliance Certificates. So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitment remains outstanding, Borrowers shall, unless Bank otherwise consents in writing, deliver to Bank, at Borrowers' sole expense, not later than 45 days after the end of each fiscal quarter of Borrower, a Certificate of a Responsible Official of a Borrower (a) setting forth computations showing, in detail satisfactory to Bank, whether Borrowers and their Subsidiaries were in compliance with their obligations pursuant to Sections 6.11 through 6.16, inclusive; (b) stating that a review of the activities of Borrowers and their Subsidiaries during such fiscal period has been made under supervision of the certifying Responsible Official with a view to determining whether during such fiscal period Borrowers and their Subsidiaries performed and observed all their respective Obligations under the Loan Documents, and either (i) stating that, to the best knowledge of the certifying Responsible Official, during such fiscal period, Borrowers and their Subsidiaries performed and observed each covenant and condition of the Loan Documents applicable to them, or (ii) if Borrowers and their Subsidiaries have not performed and observed such covenants and conditions, specifying all such Defaults and their nature and status; (c) stating that no Borrower or Affiliate has incurred any indebtedness to AT&T Commercial in violation of Section 6.8; and (d) stating that the Properties of Borrowers and their Subsidiaries are being maintained and are in reasonable working order and condition, ordinary replacement wear and tear excepted.

           7.3 Revisions or Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules originally attached hereto become outdated or incorrect in any material respect, upon request by Bank, Borrowers promptly shall provide to Bank such revisions or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s); provided that no such revisions or updates to any Schedule(s) shall be deemed to have amended, modified or superseded such Schedule(s) as originally attached hereto, or to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule(s), unless and until Bank, in its sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule(s).

                                   ARTICLE 8
                                   CONDITIONS

           8.1 Initial Loans, Etc. The obligation of Bank to make the initial Loans and to issue the initial Letter of Credit, each are subject to the following conditions precedent (in addition to any applicable conditions precedent set forth elsewhere in this Article 8), each of which shall be satisfied prior to or concurrently with the making of the initial Loans and the issuance of the initial Letter of Credit (unless Bank, in its sole and absolute discretion, shall agree otherwise):

                   (a) Bank shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance satisfactory to Bank and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless Bank otherwise agrees or directs):

                           (1)      four executed counterparts of this
           Agreement;

                           (2) the Line A Note and Line B Note executed by Borrowers payable to the order of Bank;

                           (3) with respect to each Borrower and any and each Subsidiary thereof, such documentation as Bank may require to establish the due organization, valid existence and good standing of such Borrower and each such Subsidiary, its qualification to engage in business in each jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform any Loan Documents to which it is a Party, and the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including, without limitation, certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, partnership agreements, certificates of limited partnerships, certificates of good standing and/or qualification to engage in business, certificates of corporate resolutions, incumbency certificates, Certificates of Responsible Officials, and the like;

                           (4)      the Pledge Agreement;

                           (5)      the Pledge Agreement (Partnership);

                           (6)      the Subordination Agreement;

                           (7)      the Special Deposit Account Agreement;

                           (8) such Loan Documents (in addition to the Pledge Agreement and the Pledge Agreement (Partnership)) as Bank may require pledging Property of Borrowers and/or any of their Subsidiaries, together with such related financing statements or other documents as Bank may request to perfect, effect, facilitate, consent to, give notice of or otherwise evidence any Liens created thereby;

                           (9)      the Opinion of Counsel;

                           (10) a Certificate of a Responsible Official of a Borrower certifying that the conditions specified in Sections 8.1(c) and 8.1(d) have been satisfied;

                           (11) evidence that all Liens or Rights of Others on or in the Property of Borrower and/or its Subsidiaries (other than such Liens and Rights of Others as are permitted by Section 6.8) have been terminated or discharged;

                           (12) evidence that all indebtedness of Borrower (other than such indebtedness as is permitted by Section 6.8) has been satisfied or discharged;

                           (13) such other certificates, documents, consents or opinions as Bank reasonably may require.

                   (b) Duly executed financing statements with respect to the Collateral shall have been filed and/or recorded with such Governmental Agencies, and in such jurisdictions and locales, as Bank may specify.

                   (c) The representations and warranties of Borrowers contained in Article 4 shall be true and correct as of the date made or reaffirmed.

                   (d) Borrowers and their Subsidiaries and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and no Default shall have occurred and be continuing.

                   (e) The commitment fee referred to in Section 3.2 shall have been paid to Bank.

                   (f) The estimated fees and disbursements (subject to adjustment upon final accounting) of Sheppard, Mullin, Richter & Hampton, outside legal counsel to Bank, shall have been paid to such firm.

           8.2  Initial Term Loans.  Subject to the acceleration provision of
Section 2.1(a), in addition to any applicable conditions precedent set forth elsewhere in this Article 8, the obligation of Bank to make the initial Line B Term Loan on the Line B Conversion Date (by converting its outstanding Line B Loans), and the obligation of Bank to surrender its Line B Note in exchange for a Line B Term Note, shall be subject to the further condition precedent that Bank shall have received, at Bank's Office, in exchange for its Line B Note, a Line B Term Note duly executed by Borrowers in favor of Bank, with all blanks and amounts properly filled in, in accordance with all applicable provisions of this Agreement.

           8.3 Any Loan. In addition to any applicable conditions precedent set forth elsewhere in this Article 8, the obligation of Bank to make any Loan, to redesignate any Loan, and issue any Letter of Credit are subject to the following conditions precedent:

                   (a) except (i) for representations and warranties which speak as of a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement or (ii) as disclosed by Borrowers and approved in writing by Bank, the representations and warranties contained in Article 4 (other than Sections 4.4(a), 4.4(c), 4.6 (first sentence), 4.10, 4.17 and 4.19 (second sentence)) shall be true and correct on and as of the date of the Loan or redesignation or issuance or creation, as the case may be, as though made on and as of that date;

                   (b) except for (i) the matters set forth in Schedule 4.10, (ii) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, or (iii) any matter, or series of related matters, involving a claim against Borrowers of less than $100,000, there shall be no actions, suits or proceedings pending against or affecting Borrowers or any of their Subsidiaries or any Property of any of them in any court of Law or before any Governmental Agency which might reasonably be expected to have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrowers and their Subsidiaries, taken as a whole;

                   (c) no material adverse change shall have occurred in the business, operations or condition (financial or otherwise) of Borrowers and their Subsidiaries, taken as a whole, since the Closing Date;

                   (d)     no Default shall have occurred and be continuing;

                   (e) Bank shall have timely received a properly completed Request for Loan, Request for Redesignation of Loans or Request for Standby Letter of Credit, as the case may be, in compliance with all applicable provisions of Article 2; and Bank shall have received, dated as of the date of the Loan or redesignation or issuance or creation, as the case may be, a Certificate of a Responsible Official of a Borrower to the effect that all of the above conditions have been satisfied, with any changes or exceptions thereto being described in a schedule attached to such certificate and with such changes or exceptions being subject to the approval of Bank; and

                   (f) Bank shall have received, in form and substance satisfactory to Bank such other certificates, documents or consents as Bank reasonably may require.

           8.4 Line B Loans. In addition to any applicable conditions precedent set forth elsewhere in this Article 8, the obligation of Bank to make any Line B Loan shall be subject to delivery by Borrowers to Bank and Bank's satisfactory review of (i) a letter of intent with respect to each proposed acquisition, (ii) a pro forma financial statement giving effect to the proposed acquisition, (iii) a pro forma compliance certificate executed by a Responsible Official of a Borrower certifying that giving effect to the proposed acquisition, Borrowers shall be in compliance with the financial covenants set forth in this Agreement, and (iv) a schedule of sources and uses of funds.

                                   ARTICLE 9
              EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

           9.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor, shall constitute an Event of Default:

                   (a) Borrower fails to pay any installment of principal or interest of any indebtedness on any of the Notes or any portion thereof, or to reimburse Bank for any payment made under any Letter of Credit, or to pay any fee or any other amount due Bank under any Loan Document, within five (5) Banking Days following the giving of notice by Bank of such Default; or

                   (b)     Any failure to comply with Section 7.1(j); or

                   (c)     Any failure to comply with Section 6.8; or

                   (d) Borrowers, any of their Subsidiaries or any other Party fails to perform or observe any other term, covenant or agreement contained in any Loan Document, including, but not limited to, those set forth in Articles 6 and 7 of this Agreement, on its part to be performed or observed within fifteen (15) days after the giving of written notice by Bank or Borrowers otherwise becoming aware of such Default; or

                   (e) Any representation or warranty made in any Loan Document or in any certificate, agreement, instrument or other document made or delivered by any Party pursuant to or in connection with any Loan Document proves to have been incorrect when made in any respect that is materially adverse to the interests of Bank; or

                   (f) the occurrence of any "Event of Default" under that certain Loan Agreement dated as of March 9, 1996 between L.A./Irvine Sports Clubs, Ltd. and AT&T Commercial Finance Corporation, a Delaware corporation (as such term is defined therein); or

                   (g) Borrowers or any of their Subsidiaries (i) fail to pay the principal, or any principal installment, of any present or future indebtedness for borrowed money of $200,000 or more or in connection with the purchase or lease of Property, or any guaranty of present or future indebtedness for borrowed money of $200,000 or more or issued in connection with the purchase or lease of Property, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed in connection with any present or future indebtedness for borrowed money of $200,000 or more or in connection with the purchase or lease of Property, or of any guaranty of present or future indebtedness of $200,000 or more for borrowed money or issued in connection with the purchase or lease of Property, if as a result of such failure any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such indebtedness due before the date on which it otherwise would become due, or has commenced judicial or nonjudicial action to collect such indebtedness or to foreclose or otherwise realize upon security held therefor, or has taken or is taking such other actions as might materially adversely affect the Collateral, the interests of Bank under the Loan Documents or the ability of Borrowers or their Subsidiaries to pay and perform their Obligations under the Loan Documents; or

                   (h) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of Bank or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in the reasonable opinion of Bank, is materially adverse to the interests of Bank; or any Party thereto denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

                   (i) A final judgment against any Borrower or any of its Subsidiaries is entered for the payment of money in excess of $500,000 and such judgment remains unsatisfied without procurement of a stay of execution for more than thirty (30) calendar days after the date of entry of judgment; or

                   (j) Any Borrower or any of Subsidiary thereof, except HealthFitness Organization of America, Inc., is the subject of an order for relief in a bankruptcy case, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for thirty (30) calendar days; or institutes or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation, rehabilitation or similar case or proceedings relating to it or to all or any part of its Property under the Laws of any jurisdiction; or any similar case or proceeding is instituted without the consent of that Person and continues undismissed or unstayed for thirty (30) calendar days; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within thirty (30) calendar days after its issue or levy; or

                   (k) Except as otherwise expressly permitted by any Loan Document or agreed to by Bank, any Lien on any Collateral created by any Loan Document, at any time after the execution and delivery of that Loan Document and for any reason other than satisfaction in full of all Obligations, ceases or fails to constitute a valid, perfected and subsisting first priority Lien on the Collateral purported to be covered thereby (unless such cessation or failure is the fault of Bank to timely file continuation statements); or

                   (l) Any Borrower or any Subsidiary thereof is dissolved or liquidated or all or substantially all of the assets of any Borrower or any Subsidiary thereof are sold or otherwise transferred in violation of the provisions of this Agreement without the written consent of Bank.

           9.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of Bank provided for elsewhere in this Agreement, or the Loan Documents, or by applicable Law, or in equity or otherwise:

                   (a) Upon the occurrence of any Event of Default other than an Event of Default described in Section 9.1(i):

                           (1) the Commitment to make Loans and all other obligations of Bank and all rights of Borrowers and any other Parties under the Loan Documents shall terminate without notice to or demand upon Borrowers, which are expressly waived by Borrowers, except that Bank may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to Bank, to make further Loans, which waiver or determination shall apply equally to, and shall be binding upon, Bank; and

                           (2) Bank may declare all or any part of the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrowers.

                   (b) Upon the occurrence of any Event of Default described in Section 9.1(i):

                           (1) the Commitment to make Loans and all other obligations of Bank and all rights of Borrowers and any other Parties under the Loan Documents shall terminate without notice to or demand upon Borrowers, which are expressly waived by Borrowers, except that Bank may waive the Event of Default or, without waiving, determine, in its sole discretion, to make further Loans; and

                           (2) the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrowers.

                   (c) Upon the occurrence of any Event of Default, Bank, without notice to or demand upon Borrowers, which are expressly waived by Borrowers, except as required by California Commercial Code Section 9504 or any modification or replacement statute thereof, or by the terms of this Agreement, may proceed to protect, exercise and enforce its rights and remedies under the Loan Documents against Borrowers and such other rights and remedies as are provided by Law or equity.

                   (d) The order and manner in which Bank's rights and remedies are to be exercised shall be determined by Bank in its sole discretion, and all payments received by Bank shall be applied first to the costs and expenses (including outside attorneys' fees and disbursements) of Bank, and thereafter to Obligations owed to Bank under the Loan Documents. For the purpose of computing Borrowers' Obligations under the Loan Documents, payments shall be applied, first, to the costs and expenses of Bank, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application, third, to the payment of all unpaid principal amounts due under any Loan Documents (including, for the purposes hereof, principal due under the Notes and reimbursement due for payments made under Letters of Credit), and fourth, to the payment of all other amounts (including fees) then owing to Bank under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Bank hereunder or thereunder or at Law or in equity.

                   (e) Upon the occurrence of any event that would be an Event of Default under Section 9.1(i) with the passage of time, Bank may take such action as Bank deems necessary to protect the interests of Bank under the Loan Documents.

                                   ARTICLE 10
                                 MISCELLANEOUS

           10.1 Pledge of Partnership Interests of L.A./Irvine Sports Clubs, Ltd. Bank agrees that Borrowers shall not be obligated to pledge to Bank any partnership interests or stock interest they may have in L.A./Irvine Sports Clubs, Ltd. or Sports Club, Inc. of California in the event such pledge would violate any agreement of any Borrower with AT&T Commercial.

           10.2 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of Bank provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of Bank in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of
Article 8 hereof are inserted for the sole benefit of Bank and Bank may waive them in whole or in part, with or without terms or conditions, in respect of any Loan or Letter if Credit, without prejudicing Bank's rights to assert them in whole or in part in respect of any other Loan or Letter of Credit.

           10.3 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by the Borrowers or any other Party therefrom, may in any event be effective unless in writing signed by Bank (and, in the case of amendments, modifications or supplements of or to any Loan Document to which any Borrower is a Party, the approval in writing of such Borrower), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of Bank, no amendment, modification, supplement, termination, waiver or consent may be effective:

                   (a) To amend or modify the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Note, or the amount of the Commitment or of any commitment fee payable to Bank, or any other fee or amount payable to Bank under the Loan Documents;

                   (b) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note, or the facility fee, or any installment of any commitment fee, or any reimbursement obligation due under any Letter of Credit, or to extend the term of the Commitment;

                   (c) To amend or modify the provisions of (1) the definitions of "Commitment", "Maximum Standby Letter of Credit Amount", "Maximum Loan Amount" or "Total Outstanding"; (2) Articles 8 or 9; or (3) this Section 10.2;

                   (d) To amend or modify any provision of this Agreement that expressly requires the consent or approval of Bank; or

                   (e)     To release Collateral.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 10.2 shall apply equally to and shall be binding upon, Bank.

           10.4 Costs, Expenses and Taxes. Borrowers shall pay on demand the reasonable costs and expenses, including attorneys' fees, of Bank in connection with the negotiation, preparation, execution and delivery of the Loan Documents, and of Bank in connection with the amendment, waiver, refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto, including, without limitation, filing fees, recording fees, title insurance fees, appraisal fees, search fees, audit costs incurred by Bank during the continuance of or in connection with the occurrence of an Event of Default and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel, independent public accountants and other outside experts retained by Bank, and including, without limitation, any costs, expenses or fees incurred or suffered by Bank in connection with or during the course of any bankruptcy or insolvency proceedings of any Borrower or any Subsidiary thereof. Borrowers shall pay any and all documentary and other taxes (other than income or gross receipts taxes generally applicable to banks) and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify Bank from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any Party to perform any of its Obligations. Any amount payable to Bank under this Section
10.3 shall bear interest from the fifth Banking Day following the date of demand for payment at the rate provided for in Section 3.6.

           10.5 Survival of Representations and Warranties. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making and repayment of the Loans hereunder and the execution and delivery of the Notes, and have been or will be relied upon by Bank, notwithstanding any investigation made by Bank or on its behalf.

           10.6  Notices.  Except as otherwise expressly provided in the Loan
Documents: (a) All notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telecopied or personally delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section 10.5; and (b) Any notice, request, demand, direction or other communication given by telecopier must be confirmed within 48 hours by letter mailed or delivered to the appropriate party at its respective address. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the third calendar day after deposit in the United States mail with first class or airmail postage prepaid; if given by telecopier, upon electronic confirmation of receipt, and if given after 4:30 p.m., effective on the next business day; or if given by personal delivery when delivered.

           10.7 Execution of Loan Documents. Unless Bank otherwise specifies with respect to any Loan Document, this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

           10.8 Binding Effect; Assignment. This Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of the parties hereto and thereto and their respective successors and assigns, except that Borrowers and/or their Affiliates may not assign their rights hereunder or thereunder or any interest herein or therein without the prior written consent of Bank. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or in any interest in, Bank's rights and obligations under the Loan Documents.

           10.9 Assignment of Deposits. As security for the prompt payment and performance of all Obligations, Borrowers hereby assigns to Bank a security interest in all their right, title, and interest in and to any and all deposit accounts now or hereafter maintained with Bank except the deposit account set forth in the Special Deposit Account Agreement, and the proceeds thereof.

           10.10 Participation of Loan. Bank shall have the right to participate, sell or assign interests in the Loans with financial institutions on such terms and conditions as may be acceptable to Bank.

           10.11 Indemnity by Borrowers. Borrowers agree to indemnify, save and hold harmless Bank and its directors, officers, agents, attorneys and employees (collectively the "Indemnitees") from and against: (a) Any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than Bank) if the claim, demand, action or cause of action directly or indirectly relates to a claim, demand, action or cause of action that such Person has or asserts against Borrowers, any Affiliate of Borrowers or any officer, director or shareholder of Borrowers and arises out of or relates to the relationship between Borrowers and Bank under any of the Loan Documents or the transactions contemplated thereby; and (b) Any and all liabilities, losses, costs or expenses (including attorneys' fees and disbursements and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct. Each Indemnitee is authorized to employ counsel of its own choosing in enforcing its rights hereunder and in defending against any claim, demand, action or cause of action covered by this Section 10.10; provided that each Indemnitee shall endeavor, in connection with any matter covered by this
Section 10.10 which also involves other Indemnitees, to use reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees. Any obligation or liability of Borrowers to any Indemnitee under this Section 10.10 shall be and hereby is covered and secured by the Loan Documents and the Collateral, and shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to Bank.

           10.12  Nonliability of Bank.  Borrowers acknowledge and agree that:

                   (a) Any inspections of Collateral made by or through Bank are for purposes of administration of the Loan only and Borrowers are not entitled to rely upon the same;

                   (b) By accepting or approving anything required to be observed, performed, fulfilled or given to Bank pursuant to the Loan Documents, including any certificate, financial statement, insurance policy or other document, Bank shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Bank;

                   (c) The relationship between Borrowers and Bank is, and shall at all times remain, solely that of borrower and lender; Bank shall not under any circumstance be construed to be partners or joint venturers of Borrowers or its Affiliates; Bank shall not under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrowers or their Affiliates, or to owe any fiduciary duty to Borrowers or their Affiliates; Bank shall not undertake or assume any responsibility or duty to Borrowers or their Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrowers or their Affiliates of any matter in connection with their Property, any Collateral held by Bank or the operations of Borrowers or their Affiliates; Borrowers and their Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Bank in connection with such matters is solely for the protection of Bank and no Borrower or any other Person is entitled to rely thereon; and

                   (d) Bank shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrowers and/or their Affiliates and Borrowers hereby indemnify and hold Bank harmless from any such loss, damage, liability or claim.

           10.13 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrowers and Bank in connection with the Loans, and is made for the sole protection of Borrowers and Bank, and Bank's successors and assigns. Except as provided in Section 10.10, no other Person shall have any rights of any nature hereunder or by reason hereof.

           10.14 Further Assurances. Borrowers and their Subsidiaries shall, at their expense and without expense to Bank, do, execute and deliver such further acts and documents as Bank from time to time reasonably requires for the assuring and confirming unto Bank of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document, or for assuring the validity, perfection, priority or enforceability of any Lien under any Loan Document.

           10.15 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Bank in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

           10.16 Governing Law. Except to the extent otherwise provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the local Laws of California; provided that the local Laws of California shall not apply with respect to any foreclosure of real Property Collateral located outside California, and in no event shall California Code of Civil Procedure Section Section 726 and/or 580a and/or 580b and/or 580d apply to any such foreclosure outside of California or to the right of Bank to obtain a deficiency judgment for all Obligations remaining due following such foreclosure.

           10.17 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

           10.18 Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

           10.19 Time of the Essence. Time is of the essence of the Loan Documents.

           10.20 Securities Representation. Bank hereby represents that any disposition by it of all or any part of its rights under the Loan Documents shall not violate Section 5 of the Securities Act of 1933 to the extent, if any, applicable.

           10.21 Joint Borrower Provisions Borrowers acknowledge and agree that Borrowers shall be jointly and severally liable for all obligations arising under this Agreement, any/or Loan Documents. In furtherance thereof, Borrowers acknowledge and agree as follows:

                   (a) In lieu of maintaining accounts in the name of each of the Persons comprising Borrower (for purposes of this Section, each such Person being referred to as a "Borrowing Entity"), Bank shall maintain a single designated deposit account for Borrowers. Any advance made by Bank hereunder shall be made jointly and severally to all Borrowing Entities.
   Any payments received by Bank likewise shall be credited to all Borrowing Entities. While it is anticipated that Parent will make Requests for Loans or for Standby Letters of Credit, Requests for Loans or for Standby Letters of Credit may be made by any Borrowing Entity and Bank, in its discretion, is authorized to honor and rely upon any such Request or any instructions received from any Responsible Official of any Borrowing Entity. It is expressly agreed and understood by each Borrowing Entity that Bank shall have no responsibility to inquire into the appointment, allocation or disposition of any Loans made to Borrowers. All Loans are to be made for the collective account of Borrowers. For the purpose of implementing the joint borrower provisions of the Loan Documents, including without limitation the giving and receiving of notices and other communications, the making of Requests for Loans or Requests for Standby Letters of Credit, the execution and delivery of certificates and the receiving and allocating of disbursements from Bank, Borrowers hereby irrevocably appoint each other as the agent and attorney-in-fact for all purposes of the Loan Documents.

                   (b) It is understood and agreed that the handling of this credit facility on a joint borrowing basis as set forth in this Agreement is solely as an accommodation to Borrowers and at the request of Borrowers, and that Bank shall incur no liability to Borrowers or any Borrowing Entity as a result thereof. To induce Bank to do so, and in consideration thereof, each Borrowing Entity hereby agrees to indemnify Bank and hold Bank harmless from and against any and all liabilities, expenses, losses, damages and/or claims of damage or injury asserted against Bank by Borrowers or by any other Person arising from or incurred by reason of Bank's handling of the financing arrangement of Borrowers as herein provided, reliance by Bank on any requests or instructions from any Borrowing Entity, or any other action taken by Bank.

                   (c) Each of the Borrowers represents and warrants to Bank that the request for joint handling of the Loans was made jointly by the Borrowing Entities and that the Borrowing Entities are engaged in an integrated operation that requires financing on a basis permitting the availability of credit from time to time to each of the Borrowing Entities as required for the continued successful operation of each of them and their integrated operations. Each Borrowing Entity expects to derive benefit, directly or indirectly, from such availability because the successful operation of the Borrower is dependent on the continued successful performance of the functions of the integrated group.

                   (d) Each Borrower acknowledges that the liens and security interests created or granted herein and by the other Loan Documents will or may secure obligations of persons or entities other than itself and, in full recognition of that fact, each Borrower consents and agrees that any action by the Bank with respect to the following shall not affect the enforceability or security hereof or of any other Loan Document:

                           (1) supplement, modify, amend, extend, renew, accelerate, or otherwise change the time for payment or the terms of the obligations of the other Borrowers or any part thereof, including any increase or decrease of the rate(s) of interest thereon;

                           (2) supplement, modify, amend or waive, or enter into or give any agreement, approval or consent with respect to, the obligations of the other Borrowers or any part thereof or any of the Loan Documents or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder;

                           (3) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the obligations of Borrowers or any part thereof;

                           (4) accept partial payments on the obligations of Borrowers;

                           (5) receive and hold additional security or guaranties for the obligations of Borrowers or any part thereof;

                           (6) release, reconvey, terminate, waive, abandon, subordinate, exchange, substitute, transfer and enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Bank in its sole and absolute discretion may determine;

                           (7)      release any person or entity or any
           guarantor from any personal liability with respect to the obligations of Borrowers or any part thereof;

                           (8) settle, release on terms satisfactory to Bank or by operation of applicable laws or otherwise liquidate or enforce any obligations of Borrowers and any security or guaranty therefor in any manner, consent to the transfer of any security and bid and purchase at any sale; and

                           (9) consent to the merger, change or any other restructuring or termination of the corporate existence of Borrowers or any other person, and correspondingly restructure the obligations of Borrowers, and any such merger, change, restructuring or termination shall not affect the liability of Borrowers or the continuing existence of any lien or security interest hereunder, under any other Loan Document to which any Borrower is a party or the enforceability hereof or thereof with respect to all or any part of the obligations of Borrowers.

                   Upon the occurrence of and during the continuance of any Event of Default, Bank may enforce this Agreement and the other Loan Documents independently as to each Borrower and independently of any other remedy or security Bank at any time may have or hold in connection with the obligations of Borrowers, and it shall not be necessary for

   Bank to marshal assets in favor of any of the Borrowers or any other person or entity or to proceed upon or against and/or exhaust any other security or remedy before proceeding to enforce this Agreement and the other Loan Documents. Each of the Borrowers expressly waives any right to require Bank to marshal assets in favor of any Borrower or any other person or entity or to proceed against any other person or entity or any Collateral provided by any other person, and agrees that Bank may proceed against any persons or entities and/or Collateral in such order as it shall determine in its sole and absolute discretion. Bank may file a separate action or actions against any Borrower, whether action is brought or prosecuted with respect to any other security or against any other person, or whether any other person or entity is joined in any such action or actions. Each of the Borrowers agrees that Bank and each of the Borrowers and any other person or entity may deal with each other in connection with the obligations of Borrowers or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the security of this Agreement or the other Loan Documents. The rights of Bank hereunder and under the other Loan Documents shall be reinstated and revived, and the enforceability of this Agreement and the other Loan Documents shall continue, with respect to any amount at any time paid on account of the obligations of Borrowers which thereafter shall be required to be restored or returned by Bank upon bankruptcy, insolvency or reorganization of any Borrower or any other person, or otherwise, all as though such amount had not been paid. The enforceability of this Agreement and the other Loan Documents at all times shall remain effective even though the obligations of Borrowers, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any of the Borrowers or any other person or entity and whether or not any of the Borrowers or any other person or entity shall have any personal liability with respect thereto. Each of the Borrowers expressly waives any and all defenses now or hereafter arising or asserted by reason of (a) any disability or other defense of any of the other Borrowers or any other person or entity with respect to the obligations of Borrowers, (b) the unenforceability or invalidity of any security or guaranty for the obligations of Borrowers or the lack of perfection or continuing perfection or failure of priority of any security for the obligations of Borrowers, (c) the cessation for any cause whatsoever of the liability of any other Borrower or any other person or entity (other than by reason of the full payment and performance of all obligations of Borrowers), (d) any failure of Bank to marshal assets in favor of any of the Borrowers or any other person, (e) any failure of Bank to give notice of sale or other disposition to any of the other Borrowers or any other person or entity or any defect in any notice that may be given in connection with any sale or disposition, (f) any failure of Bank to comply in any non-material respect with applicable laws in connection with the sale or other disposition of any Collateral or other security for any obligation of Borrowers, (g) any act or omission of Bank or others that directly or indirectly results in or aids the discharge or release of any Borrower or any other person or entity or the obligations of Borrowers or any other security or guaranty therefor by operation of law or otherwise, (h) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety's or guarantor's obligation in proportion to the principal obligation, (i) any failure of Bank to file or enforce a claim in any bankruptcy or other proceeding with respect to any person, (j) the election by Bank, in any bankruptcy proceeding of any person, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (k) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code, (l) any use of cash collateral under Section 363 of the United States Bankruptcy Code, (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person,
   (n) the avoidance of any lien or security interest in favor of Bank for any reason, or (o) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any person, including any discharge of, or bar or stay against collecting, all or any of the obligations of Borrowers (or any interest thereon) in or as a result of any such proceeding.

                   (e) Each of the Borrowers represents and warrants to Bank that such Borrower has established adequate means of obtaining from the other Borrowers, on a continuing basis, financial and other information pertaining to the businesses, operations and condition (financial and otherwise) of the other Borrowers and their respective properties, and each of the Borrowers now is and hereafter will be completely familiar with the businesses, operations and condition (financial and otherwise) of the other Borrowers and their respective properties. Each of the Borrowers hereby expressly waives and relinquishes any duty on the part of Bank to disclose to such Borrower any matter, fact or thing related to the businesses, operations or condition (financial or otherwise) of any other Borrower or such other Borrower's properties, whether now known or hereafter known by Bank during the life of this Agreement. With respect to any of the obligations of Borrowers, Bank need not inquire into the powers of any of the Borrowers or the officers or employees acting or purporting to act on its behalf.

                   (f) Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document to which any Borrower is a party, each of the Borrowers hereby waives with respect to each other Borrower and its respective successors and assigns (including any surety) and any other party any and all rights at law or in equity, to subrogation, to reimbursement, to exoneration, to contribution, to setoff or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, or to a holder or transferee against a maker and which each of the Borrowers may have or hereafter acquire against any other Borrower or any other party in connection with or as a result of any Borrower's execution, delivery and/or performance of this Agreement or any other Loan Document to which any such Borrower is a party until the Obligations hereunder are paid in full. Each of the Borrowers agrees that it shall not have or assert any such rights against any other Borrower or any such Borrower's successors and assigns or any other person or entity (including any surety), either directly or as an attempted setoff to any action commenced against such Borrower by the other such Borrower (as borrower or in any other capacity) or any other person until the obligations hereunder are paid in full. Each of the Borrowers hereby acknowledges and agrees that this waiver is intended to benefit Bank and shall not limit or otherwise affect any of the Borrowers' liability hereunder, under any other Loan Document to which any Borrower is a party, or the enforceability hereof or thereof.

                   (g) Each of the Borrowers warrants and agrees that each of the waivers and consents set forth herein is made with full knowledge of its significance and consequences, with the understanding that events giving rise to any defense waived may diminish, destroy or otherwise adversely affect rights which each of the Borrowers otherwise may have against the other Borrowers, Bank, or others, or against any Collateral. If any of the waivers or consents herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.

           10.22 Waiver of Jury Trial. The parties to this Agreement acknowledge that jury trials often entail additional expenses and delays not occasioned by nonjury trials. The parties to this Agreement further agree and stipulate that a fair trial may be had before a state or federal judge by means of a bench trial without a jury. In view of the foregoing, and as a specifically negotiated provision of this Agreement, each party to this Agreement hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action (1) arising under this Agreement or any other instrument, document or agreement executed or delivered in connection herewith, or (2) in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to this Agreement or any other instrument, document or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether sounding in contract or tort or otherwise; and each party hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this section with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:

THE SPORTS CLUB COMPANY,                     THE SPECTRUM CLUB COMPANY, INC.,
a Delaware corporation                       a California corporation


By: /s/ Timothy O'Brien                      By: /s/ Timothy O'Brien
   ______________________________               ______________________________

   Its: Chief Financial Officer              Its: Chief Financial Officer
       __________________________                _____________________________



PONTIUS REALTY, INC.,                        SPORTS CLUB, INC. OF CALIFORNIA,
a New York corporation                       a California corporation


By: /s/ Timothy O'Brien                          By: /s/ Timothy O'Brien
   ______________________________               ______________________________

   Its: Chief Financial Officer              Its: Chief Financial Officer
       __________________________                _____________________________

IRVINE SPORTS CLUB, INC.,                    HEALTHFITNESS ORGANIZATION OF
a California corporation                     AMERICA, INC., a
                                             California corporation


By: /s/ Timothy O'Brien                      By: /s/ Timothy O'Brien
   ______________________________               ______________________________

   Its: Chief Financial Officer              Its: Chief Financial Officer
       __________________________                _____________________________



L.A./IRVINE SPORTS CLUB, LTD.,               TALLA NEW YORK, INC., a
a California limited partnership             New York corporation


By: /s/ Timothy O'Brien                      By: /s/ Timothy O'Brien
   ______________________________               ______________________________

   Its: Chief Financial Officer              Its: Chief Financial Officer
       __________________________                _____________________________


SCC SPORTS CLUB, INC., a
Texas corporation


By: /s/ Timothy O'Brien
   ______________________________

   Its: Chief Financial Officer
       __________________________

Borrowers Address:

11100 Santa Monica Blvd. - Suite 300
Los Angeles, CA 90025

Telecopier: 310-479-5740
Telephone:  310-479-5200


BANK:

SUMITOMO BANK OF CALIFORNIA


By /s/ Robert M. Iritani
   ______________________________
       Robert M. Iritani,
        Vice President

Address:
Sumitomo Bank of California
611 West Sixth Street, Suite 3900
Los Angeles, California  90017
Attn: Robert M. Iritani, Vice President
Telecopier: (213) 622-1385
Telephone: (213) 362-5718